UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO

SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

☒  Filed by the Registrant        ☐  Filed by a Party other than the Registrant

Check the appropriate box:

☒  Preliminary Proxy Statement

☐  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material under §240.14a-12

Name of Registrant as Specified in Its Charter

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

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RH

2022

PROXY STATEMENT & SPECIAL MEETING OF SHAREHOLDERS

CONTENTS
SPECIAL MEETING OF SHAREHOLDERS	2
PROPOSAL RH 2023 STOCK INCENTIVE PLAN	6
EXECUTIVE & DIRECTOR COMPENSATION	18
SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP	46
ADDITIONAL INFORMATION	50
ANNEX A RH 2023 STOCK INCENTIVE PLAN	54

6

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[ ], 2023     [10:30 a.m.] Pacific Time

RH, 15 Koch Road, Corte Madera, CA 94925

Important notice regarding the Special Shareholder Meeting to be held on [             ], 2023 (the “Special Meeting”): The Company’s Notice of Special Meeting of Shareholders, Proxy Statement and its proxy card are available for review online at www.proxyvote.com

RH SHAREHOLDER,

We are holding the Special Meeting for the following purpose, which is more fully described in the proxy statement:

1.	To approve the RH 2023 Stock Incentive Plan.

Only shareholders of record as of the close of business on [             ], 2022, are entitled to notice and to vote at the Special Meeting or any postponement or adjournment thereof. A list of shareholders entitled to vote will be available for inspection at our offices for ten days prior to the Special Meeting. If you would like to view this shareholder list, please contact the Corporate Secretary at (415) 945-4998.

We intend to hold our Special Meeting in person. However, in the event we determine it is not possible or advisable to hold our Special Meeting in person due to health or other considerations related to COVID-19 or other reasons, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so via a press release and details about how to participate will be posted on our website and filed with the U.S. Securities and Exchange Commission as additional proxy materials. Please monitor our website at ir.rh.com for updated information. As always, we encourage you to vote your shares prior to the Special Meeting.

Each share of common stock that you own represents one vote, and your vote as a shareholder of RH is very important. For questions regarding your stock ownership, you may contact the Corporate Secretary at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposal described in the accompanying proxy statement and recommends that you vote “FOR” the approval of the RH 2023 Stock Incentive Plan.

By order of the Board of Directors,

Gary Friedman

Chairman & Chief Executive Officer

Your Vote Is Important. Instructions for submitting your proxy are provided in the proxy statement and your proxy card. It is important that your shares be represented and voted at the Special Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Special Meeting.

2 | 2022 PROXY STATEMENT	SPECIAL MEETING OF SHAREHOLDERS

SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT SUMMARY

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors of RH (the “Company”) for use at the Company’s Special Meeting of Shareholders (the “Special Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on [                 ], 2023, at [10:30 a.m.] (Pacific Time), and any adjournment or postponement thereof.

We will commence mailing our proxy materials to shareholders on or about [        ], 2022. Our proxy materials are first being made available online on or about [                ], 2022.

ABOUT THE SPECIAL MEETING

What is the purpose of the Special Meeting?

At our Special Meeting, shareholders will vote upon the proposal described in this proxy statement.

What proposal is scheduled to be voted on at the Special Meeting?

Approval of the RH 2023 Stock Incentive Plan (the “2023 Plan”).

What is the recommendation of the Board of Directors on the proposal scheduled to be voted on at the Special Meeting?

The Board of Directors recommends that you vote “FOR” the approval of the 2023 Plan (the “Proposal”).

Could other matters be decided at the Special Meeting?

No. Pursuant to our Bylaws, the business to be conducted at the Special Meeting is limited to the purpose or purposes stated in the notice of the special meeting. Accordingly, the Proposal is the only matter that will be brought before the Special Meeting.

Who can vote at the Special Meeting?

Shareholders as of the record date for the Special Meeting, the close of business on [                ], 2022 (the “Record Date”), are entitled to vote at the Special Meeting. At the close of business on the Record Date, there were [            ] shares of the Company’s common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, as of the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the shareholder of record with respect to those shares.

As a shareholder of record, you may vote at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote over the Internet or by telephone, or, if you request paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If, as of the close of business on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the shareholder of record for purposes of voting at the Special Meeting. Because you

SPECIAL MEETING OF SHAREHOLDERS	2022 PROXY STATEMENT | 3

are not the shareholder of record, you may not vote your shares at the Special Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Special Meeting.

How do I vote?

If you are a shareholder of record, you may:

VOTE IN PERSON—we will provide a ballot to shareholders who attend the Special Meeting and wish to vote in person;

VOTE BY MAIL—if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or

VOTE VIA THE INTERNET or VIA TELEPHONE—follow the instructions on the proxy card and have the proxy card available when you access the Internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [                ], 2023. Submitting your proxy, whether via the Internet, by telephone or by mail (if you requested a paper proxy card), will not affect your right to vote at the Special Meeting should you decide to attend the meeting.

If you are not a shareholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Special Meeting if you have already voted by proxy.

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on the Proposal, your shares will be voted in accordance with the recommendations of our Board of Directors stated above. Accordingly, if you return a signed proxy card with no indication of your vote on the Proposal, your vote will be cast “FOR” the approval of the 2023 Plan.

Because the Proposal is a non-routine matter (as described below), if you hold your shares in street name and do not vote, your broker does not have discretionary power to vote your shares.  As a result, your shares will not be counted in determining the number of shares necessary for approval of the Proposal. Voting results will be tabulated and certified by the inspector of elections appointed for the Special Meeting.

What is the quorum requirement for the Special Meeting?

A majority of our outstanding shares as of the Record Date must be present at the Special Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions treated?

Abstentions (i.e., shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present. In determining whether the Proposal received the requisite number of affirmative votes, abstentions are considered votes cast under the current rules of the New York Stock Exchange (“NYSE”) and will have the same effect as a vote cast “against” the Proposal.

Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the Proposal, as it is a non-discretionary item.

Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Special Meeting.

4 | 2022 PROXY STATEMENT	SPECIAL MEETING OF SHAREHOLDERS

What is the vote required for the Proposal?

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve the Proposal. Because the vote for the Proposal is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for the Proposal, brokers will not be permitted to exercise their voting authority with respect to the Proposal. Under the current rules of the NYSE, abstentions are considered votes cast and will have the same effect as a vote cast “against” the Proposal.

How can I get electronic access to the proxy materials?

The Company’s proxy materials are available at ir.rh.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this proxy statement.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, associates (we refer to our employees as “associates”) or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have retained the services of Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for a fee of approximately $26,000 plus reasonable out-of-pocket expenses. We may engage Alliance for additional solicitation work and incur fees greater than $26,000 depending on a variety of factors, including preliminary voting results and recommendations from Institutional Shareholder Services. As part of its engagement agreement, the Company has also agreed to certain indemnification provisions with Alliance.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

Delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

Signing and delivering a proxy bearing a later date;

Voting again over the Internet or by telephone; or

Attending and voting at the Special Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final voting results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Special Meeting.

SPECIAL MEETING OF SHAREHOLDERS	2022 PROXY STATEMENT | 5

6

6 | 2022 PROXY STATEMENT	ANNUAL MEETING OF SHAREHOLDERS

PROPOSAL

APPROVAL OF THE RH 2023 STOCK INCENTIVE PLAN

We are asking shareholders to approve the 2023 Plan.

We have previously awarded equity compensation under the Restoration Hardware Holdings, Inc. 2012 Stock Incentive Plan (the “2012 Plan”), which expired on November 1, 2022. The last day on which grants could be made under the 2012 Plan was October 31, 2022. On December 14, 2022, our Board of Directors, at the recommendation of the compensation committee, approved the 2023 Plan, subject to approval by our shareholders at the Special Meeting. If shareholders approve the 2023 Plan, it will become effective on the date of the Special Meeting. Outstanding awards under the 2012 Plan will remain outstanding and subject to the terms of the 2012 Plan and the respective award agreements, until the vesting, expiration or lapse of such awards in accordance with their terms.

Approval of the 2023 Plan is intended to enable us to continue granting stock-based incentive awards, which our Board of Directors believes is a critical element of our compensation program and vital to our continued ability to attract and retain skilled people in our competitive industry. We use stock-based awards to align the financial interests of award recipients with those of the Company’s shareholders. We believe that providing an equity stake in the future success of our business encourages and motivates award recipients to strive to achieve our business goals and to increase shareholder value.

Accordingly, we believe approving the 2023 Plan is in the best interest of our shareholders.

Given that the 2012 Plan expired on November 1, 2022, if the Proposal is not approved by our shareholders, we generally will not be able to continue to issue stock-based incentive compensation to our directors, employees, consultants and other service providers subject to certain exceptional circumstances such as inducement awards for new hires. As a result, we would lose an important compensation tool that enables us to compete for, incentivize and retain employees, directors, consultants and other service providers. Without a stock incentive plan, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to retain and motivate talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for growth and development and reduce the incentive opportunities of employees, consultants and other service providers. In short, if the Proposal is not approved by our shareholders, we believe our ability to attract and retain key talent in the competitive market for human capital would be significantly and negatively impacted, and this could affect our long-term success.

Accordingly, in this Proposal, shareholders are being asked to approve the 2023 Plan.

As of November 15, 2022, the closing price of our common stock was $296.10, as reported by the NYSE.

PROPOSAL	2022 PROXY STATEMENT | 7

COMPENSATION AND GOVERNANCE BEST PRACTICES

The Company has been a good steward of share usage over recent years as evidenced by our recent “burn rate.” Burn rate is a measurement of how quickly the Company is granting stock-based incentive awards and is calculated based on the number of awards granted during the year, divided by the weighted average shares of common stock outstanding. The Company’s burn rate in 2021 was 0.8%, and the average three-year burn rate (from 2019 to 2021) was 4.23%, which is far below the applicable 5.34% category burn rate used by Institutional Shareholder Services (ISS).

Certain Plan Terms and Conditions. The 2023 Plan includes a number of features that will further align the interests of award recipients and the Company’s shareholders, including terms and conditions that we believe reflect sound compensation and corporate governance practices. These provisions include the following:

Shareholder Approval Required for Additional Shares. Unlike the 2012 Plan, the 2023 Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares of our common stock authorized for issuance under the plan. The 2023 Plan authorizes a fixed share reserve. Therefore, we would have to obtain shareholder approval to increase the 2023 Plan’s share reserve.

No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights (“SAR”) will be granted with an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or SAR is granted.

No Repricing of Stock Options or Stock Appreciation Rights. Unlike the 2012 Plan, the 2023 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

Transferability. The 2023 Plan will allow for the transfer of awards under the 2023 Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator.

8 | 2022 PROXY STATEMENT	PROPOSAL

Share Repurchase Programs More than Offset Plan Dilution. Our share repurchase programs have more than compensated for the impact of stock option and restricted stock unit issuances and dilution related to the 2012 Plan.  We have maintained a robust share repurchase program over the past five years and have been opportunistic buyers of a significant number of shares of our common stock. Our shareholders understand the power of share repurchase programs as a valuable tool to mitigate dilution. Our share repurchases have supported not only a return of capital to shareholders but also a complete offset to any shareholder dilution related to our equity awards over this time period. As shown below, over the past five years we have significantly increased our share repurchase activity, while maintaining a strong balance sheet and more than offsetting the dilutive effect of our equity awards granted during that time.

Repurchases vs. Dilution from Equity Awards, Fiscal Years 2017-2021
26,000,000
24,000,000
22,000,000
20,000,000
18,000,000
16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
2017
2018
2019
2020
2021
2017-2021
Shares Repurchases
Dilution from Equity Awards

In 2022, the Company has continued to repurchase shares pursuant to its share repurchase program and has once again repurchased more shares than it awarded through equity grants during the year.

PROPOSAL	2022 PROXY STATEMENT | 9

SUMMARY OF THE 2023 PLAN

We have established the 2023 Plan terms and conditions in order to provide equity incentive awards to our associates as part of the operation of our business.

Background

Equity is an important element of compensation. We operate in a highly competitive market for talent. Our corporate headquarters is located in the San Francisco Bay Area, and we compete for executive talent with many other companies that offer equity incentives as a key element of their compensation programs.

As a result, we believe that having a sufficient number of shares available for grant to our associates as part of our equity compensation is a critical element of our overall compensation approach.

We have sized the 2023 Plan in terms of share availability with the objective that it should be sufficient for our needs for the next three to five years of equity awards and possibly longer. The exact rate at which we use shares under the 2023 Plan will depend upon a range of variables including the rate of our growth in expanding the business internationally as well as other factors such as the degree to which we acquire other businesses. We recently have acquired several other businesses and may in the future add additional complementary business that fit within our overall strategic direction as we continue to climb the luxury mountain.

In addition, we have not made refresh equity awards to most of our personnel since April, 2020 and so we anticipate some level of catch up award activity in light of the cadence of our recent grants.

Certain Plan Terms and Conditions

The following summary of the 2023 Plan provided herein sets forth the principal features of the 2023 Plan. This summary does not purport to be a complete description of all of the provisions of the 2023 Plan. It is qualified in its entirety by reference to the full text of the 2023 Plan, a copy of which is attached as Annex A to this proxy statement.

General. The 2023 Plan permits the Company to issue stock options (incentive and/or non-qualified), SARs, restricted stock, restricted stock units and other equity and cash awards.

Eligibility. Employees, non-employee directors and consultants of the Company and its subsidiaries would be eligible to receive awards under the 2023 Plan. As of November 15, 2022, we had approximately 5,600 employees, 7 non-employee directors and approximately 2,298 consultants who would have been eligible to be selected to receive awards under the 2023 Plan. Such persons are eligible to participate in the 2023 Plan on the basis that such participation provides an incentive, through ownership of our common stock, to continue in service to us and any parent and subsidiary corporations, and to help us compete effectively with other enterprises for the services of qualified persons.

Share Reserve. The maximum number of shares of common stock that may be issued pursuant to the 2023 Plan is 4,000,000, plus any shares of our common stock covered by any award granted under the 2012 Plan (or a portion of such award) that will be added to the 2023 Plan’s authorized share limit if such award (or a portion of such award) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of shares of our common stock or if the shares underlying such award (or a portion of such award) that are surrendered or withheld in payment of the award’s exercise or purchase price or in satisfaction of tax withholding obligations with respect to an award would be deemed not to have been issued for purposes of determining the maximum number of shares of our common stock that may be issued under the 2023 Plan had such award been an award granted under the 2023 Plan. We determined this number by considering the number of available but unused shares under the 2012 Plan at the 2012 Plan’s expiration (1,607,508 shares) and our expected use of the 2023 Plan. As of November 1, 2022, under the 2012 Plan, (i) options to purchase approximately 4,472,856 shares of our common stock were outstanding, (ii) no SARs covering any shares were outstanding, (iii) awards other than options and SARs covering an aggregate of 24,390 shares were outstanding and (iv) approximately 1,607,508 shares remained available for future awards under the 2012 Plan. The weighted average exercise price of all options outstanding as of November 1, 2022 was approximately $157.54 and the weighted average remaining term of such options was approximately 4.82 years.

10 | 2022 PROXY STATEMENT	PROPOSAL

In addition, if an award under the 2023 Plan pursuant to which shares are issuable is forfeited, expires or terminates, then the shares underlying such award will be available for future issuance under the 2023 Plan.

To the extent not prohibited by applicable laws, any shares covered by an award that are surrendered or withheld in payment of the award’s exercise or purchase price, or in satisfaction of tax withholding obligations with respect to an award, will be deemed not to have been issued for purposes of determining the maximum number of shares that may be issued under the 2023 Plan, unless otherwise determined by the plan administrator.  SARs payable in shares will reduce the maximum aggregate number of shares which may be issued under the 2012 Plan only by the net number of actual shares issued to the award recipient upon exercise of the SAR.

As described below under the heading “Certain Adjustments,”  the plan administrator will adjust the share limit if it determines that a dividend, recapitalization, stock split, merger, consolidation or other similar corporate transaction or event equitably requires an adjustment. The plan administrator may issue awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or its subsidiary acquiring another entity, an interest in another entity or an additional interest in connection with a merger, stock purchase, asset purchase or other form of transaction, and the shares underlying such awards will not be counted against the share limit. Additionally, available shares under a shareholder approved plan of an acquired company, as appropriately adjusted to reflect such acquisition, may be used for awards under the 2023 Plan and will not be counted against the share limit, except as required by the rules of any applicable stock exchange.

Administration. Our Board of Directors, or a committee of our Board of Directors, will administer the 2023 Plan. To the extent permitted by applicable law, our Board of Directors or a committee of our Board of Directors may also authorize one or more officers or other employees to administer the 2023 Plan with respect to awards to employees or consultants who are neither directors nor officers. The administrator may determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2023 Plan will prohibit repricing of any outstanding stock option or SAR awards without the prior approval of our shareholders Specifically, without prior affirmative approval of Company’s shareholders, the Company may not (a) reduce the per share exercise price of an option or base amount of a SAR previously awarded to any Grantee, (b) cancel, surrender, replace or otherwise exchange any outstanding option or SAR where the fair market value of a share of our common stock  underlying such option or SAR is less than its per share exercise price or base amount for a new stock option or SAR, another award, cash, shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the our shares of common stock are listed or quoted.

Stock Options. The 2023 Plan will allow for the grant of incentive stock options that qualify under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under the 2023 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

PROPOSAL	2022 PROXY STATEMENT | 11

Stock Appreciation Rights. The 2023 Plan will allow for the grant of SARs. SARs allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her SAR, to the extent vested, only to the extent provided in the SAR agreement.

Restricted Stock Awards. The 2023 Plan will allow for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. The 2023 Plan will allow for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Terms of Awards. Subject to the terms of the 2023 Plan, the administrator will determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria.

Transferability of Awards. Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the award recipient, only by the award recipient.  Awards other than incentive stock options will be allowed to be transferred (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the award recipient, to the extent and in the manner authorized by the administrator, but only to the extent such transfers are made in accordance with applicable laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the award recipient and (iii) as otherwise expressly permitted by the administrator and in accordance with applicable laws.

Certain Adjustments. Subject to any required action by the Company’s shareholders, applicable laws and the change in control provisions as discussed below, (i) the number and kind of shares or other securities or property covered by any outstanding award, (ii) the number and kind of shares that have been authorized for issuance under the 2023 Plan, (iii) the exercise price, base amount or purchase price of any outstanding award and (iv) any other terms that the administrator determines require adjustment, will be proportionately adjusted for: (A) any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, or similar transaction affecting the shares; (B) any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by the Company; or (C) any other transaction with respect to the shares of our common stock, including any distribution of cash, securities or other property to shareholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction.  Such adjustments to outstanding awards will be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such awards. Except as the administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of

12 | 2022 PROXY STATEMENT	PROPOSAL

any class, will affect, and no adjustment will be made with respect to, the number or price of shares of our common stock subject to an award.

Changes in Control. The 2023 Plan provides that in the event of a change in control, as such term is defined in the 2023 Plan, all outstanding awards will be treated in the manner described in the definitive transaction agreement (or, if there is no such agreement, in the manner determined by the administrator). The treatment specified in the definitive transaction agreement or as determined by the administrator may include one or more of the following:  (i) cancellation of the awards for no consideration; (ii) assumption or substitution of the awards with adjustments as to the number or kind of shares or other securities or property and applicable exercise price, base amount, or purchase price; (iii) acceleration of vesting of the awards; (iv) the cancellation of the vested awards, together with a payment to the grantees holding such vested awards so canceled of an amount based upon the consideration being paid per share in connection with such change in control in cash or, in the sole discretion of the Administrator, in the form of such other consideration necessary for a grantee to receive property, cash or securities (or a combination thereof) as the grantee would have been entitled to receive upon such change in control, if the grantee had been, immediately prior to such change in control, the holder of the number of shares covered by the award at such time, less any applicable exercise price or base amount; provided, however, that holders of vested options and vested SARs shall be entitled to such consideration only if the per-share consideration exceeds the applicable exercise price or base amount, and to the extent that the per-share consideration is less than or equal to the applicable exercise price or base amount, such vested options and vested SARs shall be cancelled for no consideration; or (v) the replacement of the awards with a cash incentive program that preserves the value of the awards so replaced (determined as of such change in control).

Plan Amendments and Termination. The 2023 Plan will automatically terminate ten years following the date it becomes effective, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2023 Plan, subject to shareholder approval, in the event such approval is required by law. No amendment, suspension or termination of the 2023 Plan or any award shall materially adversely affect the rights under any outstanding award without the holder’s written consent. However, an amendment that may cause an incentive stock option to become a non-qualified stock option or the administrator considers necessary or advisable to comply with applicable laws will not be treated as materially adversely affecting the rights under any outstanding award.

Certain Interests of Directors and Officers. In considering the recommendation of the Board of Directors with respect to the approval of the 2023 Plan, shareholders should be aware that, as discussed above, directors and officers are eligible to receive awards under the 2023 Plan. The Board of Directors recognizes that approval of this proposal may benefit our directors and their successors.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

The following summary of U.S. federal taxes applicable to awards that may be provided under the 2023 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards, based on provisions of the Code and the regulations thereunder in effect on the date of this proxy statement. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Non-Qualified Stock Options. The grant of a non-qualified stock option under the 2023 Plan generally will not result in any U.S. Federal income tax consequences to the award recipient or to the Company. Upon exercise of a non-qualified stock option, the award recipient is generally subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Any gain or loss on the award recipient’s subsequent disposition of the shares of the Company’s common stock will receive long or

PROPOSAL	2022 PROXY STATEMENT | 13

short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Stock Options. The grant of an incentive stock option under the 2023 Plan will not result in any U.S. Federal income tax consequences to the award recipient or to the Company. An award recipient recognizes no U.S. Federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the award recipient has held the shares of the Company’s common stock. If the award recipient does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the award recipient will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the award recipient fails to satisfy either of the foregoing holding periods, the award recipient must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition.” The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an award recipient’s alternative minimum tax liability exceeds such award recipient’s regular income tax liability, the award recipient will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the award recipient must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock. The grant of restricted stock will generally subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock (if any) and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

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Stock Appreciation Rights. Recipients of SARs generally should not recognize income until such rights are exercised, assuming there is no ceiling on the value of the right and Section 409A of the Code does not apply. Upon exercise, the award recipient will normally recognize taxable ordinary income for U.S. Federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Award recipients who are employees will be subject to withholding for U.S. Federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Award recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock unless Section 409A of the Code applies. Upon conversion, the award recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Award recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Award recipients will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested shares subject to such awards, which income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by an award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

Compliance with Section 409A of the Code. To the extent applicable, it is intended that the 2023 Plan and any grants made under the 2023 Plan will comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2023 Plan and any grants made under the 2023 Plan will be administered and interpreted in a manner consistent with this intent.

The foregoing is only a summary of the U.S. Federal income tax consequences of 2023 Plan transactions, and is based upon U.S. Federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Code. This summary does not purport to be complete, and does not discuss the tax consequences of an award recipient’s death or the tax laws of any municipality, state or foreign country to which the award recipient may be subject.

NEW PLAN BENEFITS

Awards under the 2023 Plan, if approved by shareholders, would be discretionary and no specific determination has been made as to the grant or allocation of awards under the 2023 Plan. Therefore, at this time the benefits that may be received by the Company’s employees, directors, consultants or other service providers under the 2023 Plan are not presently determinable.

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EQUITY COMPENSATION PLAN INFORMATION

For information regarding awards made under our existing equity compensation plans, including the 2012 Plan, outstanding as of January 29, 2022, see “Executive and Director Compensation—Equity Compensation Plan Information” below.

REQUIRED VOTE FOR THIS PROPOSAL

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve the Proposal. Under the current rules of the NYSE, abstentions are considered votes cast and will have the same effect as a vote cast “against” the Proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RH 2023 STOCK INCENTIVE PLAN.

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INTENTIONALLY LEFT BLANK

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EXECUTIVE COMPENSATION

Due to the fact that the Proposal relates to a compensation plan in which executive officers and directors of the Company will participate, the Company is required under applicable disclosure rules to furnish certain executive and director compensation information related to our last completed fiscal year. As such, this section is based on the Compensation Discussion and Analysis information and related compensation tables that were included in our definitive Proxy Statement, dated May 19, 2022, for the fiscal year ended January 29, 2022.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

We believe that continually analyzing and refining our compensation program enables us to achieve the key goals of our compensation philosophy and supports ongoing improvements in our financial performance. We align our executive compensation practices to the business objectives of our Company in order to drive ongoing improvements in our financial performance. This compensation discussion and analysis (“CD&A”) explains the strategy, design, and decision-making processes of our compensation programs and practices in fiscal 2021 for our named executive officers. This CD&A is intended to provide perspective on the compensation information contained in the compensation tables that follow this discussion. This CD&A also discusses how the fiscal 2021 compensation of our named executive officers aligns with the key goals of our compensation philosophy, namely, attracting and retaining the best talent and driving financial performance. We also discuss how we use our compensation programs, including equity programs, to encourage an ownership and stakeholder perspective among our named executive officers by providing them with a long-term interest in the growth and financial performance of our Company that aligns with the interests of our shareholders.

The following table sets forth, for fiscal 2021, our named executive officers, as defined in Item 402 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”):

NAME	TITLE
Gary Friedman	Chairman and Chief Executive Officer
Jack Preston	Chief Financial Officer
Eri Chaya	President, Chief Creative and Merchandising Officer and Director
DeMonty Price(1)	President, Chief Operating, Service and Values Officer
David Stanchak(2)	President, Chief Real Estate and Development Officer
(1)	Mr. Price retired and left the Company on January 29, 2022.
(2)	Mr. Stanchak retired and left the Company on May 16, 2021.

We believe that compensation paid to our executive officers should be:

Closely aligned with the performance of the Company, on both a short-term and long-term basis;

Linked to specific, measurable results intended to create value for shareholders;

Transparent, accessible and understandable by all stakeholders to understand what drives our executives; and

Tailored to achieve the key goals of our compensation program and philosophy.

Our executive compensation programs are aligned with our shareholders’ interests, with performance-based compensation being tied primarily to our annual earnings before taxes and our long-term stock price performance.

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In the case of our Chairman and Chief Executive Officer, we have structured his equity grants in reliance on multi-year stock option awards. His grants for both 2017 and 2020 were designed to require substantial stock price appreciation from the Company’s share price on the date of grant, as described further below. Mr. Friedman’s base salary has remained unchanged since it was last increased in June 2013 when he returned to the Company, at the time, as our Chairman and Co-Chief Executive Officer. Mr. Friedman’s bonus opportunity was not changed for fiscal 2019, fiscal 2020 or fiscal 2021. We have made these compensation decisions with respect to our Chairman and Chief Executive Officer to place the highest priority in his compensation incentives on performance using the measure of stock price appreciation, which we believe is the single best overall measure of performance that aligns the executive’s compensation with shareholder returns over time.

The compensation committee has also continued to focus on balancing the alignment of our executive compensation program with our financial performance, providing incentives for retention purposes, rewarding the continued transformation of the business in fiscal 2021, and tailoring our compensation arrangements to match changes in our executive leadership. In March 2022, the compensation committee reviewed, as described further below, the Company’s financial results related to the Leadership Incentive Program (“LIP”) targets set in the prior year and determined that the Company had exceeded the 200% achievement level with respect to the Company’s financial objectives. As a result, the compensation committee determined that the amount of the payout under the LIP would be set at the maximum level of 200%. In addition, in fiscal 2021 we increased the base salaries for certain named executives, as discussed further below.

Multi-Year Stock Option Awards to Chairman and Chief Executive Officer

Our last two stock options awards to Mr. Friedman were granted on a multi-year basis in May, 2017 (the “2017 Stock Option Award”) and in October, 2020 (the “2020 Stock Option Award”), in reliance on certain selling restrictions tied to stock price appreciation that are measured over a four year initial performance period and have been designed to reward Mr. Friedman for long-term stock price appreciation.

The 2020 Stock Option Award contains the same overall structure as the 2017 Stock Option Award by utilizing both time-based service period requirements and performance-based metrics. The 2017 Stock Option Award was granted for 1 million shares at an exercise price of $50 per share with stock price performance targets of $100, $125 and $150 per share, which performance hurdles each represented a substantial premium above the prevailing RH common stock price at the time of the grant. The 2020 Stock Option Award was granted for 700,000 shares at an exercise price of $385.30 per share with stock price performance targets of $500, $650 and $800 per share, which performance hurdles each represented a substantial premium above the prevailing RH common stock price at the time of the grant.

The compensation committee determined to grant Mr. Friedman the 2020 Stock Option Award to cover the successive four-year period upon the expiration of the time-based service requirements of the 2017 Stock Option Award in order to provide a continuation of the stock price performance methodology of the 2017 award for four successive performance years commencing in May 2021 through May 2025 at enhanced price levels.

Selling restrictions attached to the shares with respect to these multi-year awards only lapse upon the achievement of both certain time-based service period requirements and certain stock price-based performance objectives. The compensation committee believes that the combination of time-based restrictions and performance-based restrictions tied to stock price appreciation creates a strong alignment between Mr. Friedman and the objectives of the Company’s shareholders.

The RH stock price has substantially exceeded the performance hurdles under the 2017 award granted to Mr. Friedman such that all of the selling restrictions associated with that award have lapsed. The Board of Directors and the compensation committee concluded that the 2017 award was a successful incentive structure for the Chief Executive Officer using a combination of both time-based restrictions and performance-based restrictions to create strong alignment between the Chief Executive Officer and the Company’s shareholders.

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Selling Restrictions Lapsed During First Performance Period for 2020 Stock Option Award

The following table quantifies the stock price appreciation from the date of grant that were required as of the date of the initial grant in order to achieve each performance target under the 2020 Stock Option Award:

	PRICE TARGET ($)	PREMIUM TO GRANT DATE STOCK PRICE (%)
Exercise Price	$385	0.0%
Performance Target	$500	29.8%
Performance Target	$650	68.7%
Performance Target	$800	107.6%

A portion of the time-based service period requirements and stock price-based performance hurdles for the 2020 Stock Option Award have been achieved during the first year of performance measurement under the 2020 Stock Option Award from May 2021 through May 2022 as follows:

58,333 shares with stock price performance hurdle of $500 per share

58,333 shares with a stock price performance hurdle of $650 per share

The selling restrictions under the 2020 Stock Option Award with respect to the remaining 583,334 shares have not yet been achieved. The compensation committee believes that the stock price appreciation and stock option exercise metrics of the 2020 Stock Option Award provide substantial incentive for Mr. Friedman to help to achieve stock price appreciation in the years ahead, which the compensation committee believes create a high degree of alignment with successful outcomes for the Company’s investors.

If Mr. Friedman’s employment with RH is terminated (i) by RH without cause, (iii) by Mr. Friedman for good reason (as such terms are defined in the option award agreement), or (iii) for death or disability (as such terms are defined in the option award agreement), then any share selling restrictions on shares subject to the 2020 Stock Option Award that would have been eligible to lapse at any time during the twelve-month period following such termination had such termination not occurred will be eligible to lapse based solely upon the achievement of the stated stock price performance levels at any point during such twelve-month period. For further details regarding the option award agreement with respect to the 2020 Stock Option Award, refer to the Company’s Current Report on Form 8-K filed on October 21, 2020.

We continue to believe that our executive compensation program, including the compensation of our Chairman and Chief Executive Officer, is clearly structured to reflect the best interests of shareholders and that if we continue to drive improving operational and financial performance investors will be rewarded by stock price appreciation.

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OVERVIEW OF COMPENSATION PROGRAM & PHILOSOPHY

OUR COMPENSATION PROGRAM IS DESIGNED TO DO THE FOLLOWING:

Attract and retain	We focus on attracting and retaining top-caliber, knowledgeable and experienced senior executives

Encourage an ownership and entrepreneurial mindset

Our programs create in our leadership an ownership and entrepreneurial mindset in order to align the annual and long-term strategic goals of our executives with those of our Company and our shareholders, including improvements in shareholder returns

Motivate	Our programs motivate our executives to achieve superior results for our Company and our shareholders

Reward performance

We pay for performance that is achieved through creativity, the capitalization of unique strategic opportunities and business initiatives, and results in shareholder-aligned financial successes, including improvements in our stock price

Encourage appropriate risk taking	Our programs focus our executives to analyze business initiatives where we seek return on investment that exceeds downside risks

Provide transparent reward systems	Our reward systems are easily understood by our leaders and shareholders

Reinforce the succession planning process

Our programs help leadership to focus on identifying, and help us reward, retain and promote from within, the next generation of senior leadership to achieve the Company’s growth, profitability and other objectives through increased responsibilities and compensation

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our executives, including our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to the named executive officers is fair, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation among current cash compensation (in the form of annual base salary), short-term compensation (in the form of performance-based, annual cash incentives), and long-term compensation (in the form of equity incentive compensation). We evaluate both the performance and compensation of our named executive officers annually to ensure that the executive compensation program we implement achieves these goals.

One of our overriding goals informing our compensation philosophy is to create in our leadership an ownership and entrepreneurial mindset in order to align leadership performance with improvements in shareholder returns. Our compensation programs aim to improve upon this interest alignment through various methods, including the use of stock options for equity grants, the use of long-term price performance targets in the award granted to our Chief Executive Officer and various profit metrics in the bonus plan.

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We have implemented executive compensation policies and practices that reinforce our compensation philosophy and align with those commonly-viewed best practices and sound governance principles that we believe are appropriate for us. The following chart summarizes these policies and practices:

PRACTICES WE FOLLOW

100% independent directors on our compensation committee

Annual review and approval of our compensation strategy

Independent compensation consultant engaged by our compensation committee

Performance-based cash incentives

Significant portion of executive compensation is either tied to corporate performance directly or indirectly through stock price performance because of the equity component of compensation

We use five year vesting schedules for some of our equity grants (frequently with 20% vesting in each year). In more recent years, we have shifted our vesting practices to use back-end loaded vesting periods with respect to many of our equity awards, which we believe motivates our associates and leaders in favor of creating long-term shareholder value on a sustained basis. With regard to back-end loaded vesting, we often use schedules along these lines:

Our seven-year award structure would generally vest 10% in years one, two and three; 15% in years four and five; and 20% in years six and seven

Our five-year award structure would generally vest either (i) 15% in years one and two; 20% in year three; and 25% in years four and five, or (ii) 10% in years one and two; 20% in year three; and 30% in years four and five

In May 2018, the board adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of November 15, 2022, beneficially owned approximately 21.6% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2021, was valued at approximately 2,454.7 times his annual base salary for fiscal 2021(1), far above the multiple of six times salary minimum ownership requirement.

Broad-based company-sponsored health and retirement benefits programs

(1)	Based on shares owned directly, shares owned indirectly and reported as beneficially owned for Section 16 reporting purposes, and the “in the money” value of stock options, restricted stock and restricted stock units that are no longer subject to vesting or selling restrictions.

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PRACTICES WE AVOID

No “single trigger” change of control benefits

No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our associates generally

No short sales with respect to our common stock or hedging or derivative transactions involving our securities by directors, officers, associates or other insiders

We have not repriced or bought out underwater stock options, which will be prohibited in absence of approval by our shareholders for grants under the 2023 Plan if the Proposal is approved by our shareholders

No acceleration of share vesting generally—instead, we have simple customary levels of severance protection commensurate with a senior position

No tax gross-ups for change of control benefits

No defined value pensions or long term cash incentives like supplemental retirement plans or other forms of long-term deferred compensation

No equity awards for leadership with short-term restrictions or vesting, such as one-, two- or three-year vesting

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COMPENSATION COMMITTEE REVIEW OF COMPENSATION

Our Board of Directors has established a compensation committee that is generally responsible for the oversight, implementation and administration of our executive compensation plans and programs. The compensation committee engages in the following, either together with the Board of Directors as a whole or as a committee, making recommendations to the Board of Directors regarding approval, as necessary:

Annually review and approve the Company’s corporate goals and objectives relevant to compensation of the Chief Executive Officer;

Evaluate the Chief Executive Officer’s performance in light of such goals and objectives; and

Determine and approve the Chief Executive Officer’s compensation level based on this evaluation.

In addition, the compensation committee annually reviews the following:

Annual base salary levels;

Annual incentive compensation levels;

Long-term incentive compensation levels; and

Any supplemental or special benefits.

And, the committee ensures that appropriate overall corporate performance measures and goals are set and determine the extent to which the established goals have been achieved and any related compensation earned;

Determines the appropriateness of, and in some cases retain, a compensation consultant to offer advice for the consideration of the compensation committee and consider the independence of such consultant in accordance with applicable SEC and NYSE rules; and

Performs other necessary tasks related to the implementation and administration of executive compensation plans and programs.

The compensation committee’s annual review of executive compensation generally occurs within the timeframe of April to June of each year.

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COMPENSATION LEVEL SETTING PROCESS

Our compensation committee reviews the following, among other factors, when determining compensation:

The individual’s performance and contributions to financial objectives;

Equity awards previously granted to the executive, which includes amounts of such awards that remain unvested or are under selling restrictions and therefore continue to incentivize future performance;

Individual leadership, expectations, expertise, skill, and knowledge;

Overall compensation, including base salary and bonus opportunity, as a whole;

Analyses of competitive market compensation practices and labor market conditions;

Alignment with the long-term business strategy of the Company;

Retention and succession planning;

Input from senior leadership, including our Chairman and Chief Executive Officer; and

Input from an independent compensation consultant.

As we are headquartered in the San Francisco Bay Area, which is a highly dynamic and competitive market for talent, we seek to provide competitive compensation practices for our executive leadership in order to attract and retain the best available talent.

To set a competitive, reasonable and appropriate level of compensation, the Board of Directors and the compensation committee take a holistic approach and consider all relevant factors to the compensation decision being made in any given year. The Board of Directors’ and the compensation committee’s approach to evaluating these factors is subjective, not formulaic, and may place more or less weight on a particular factor when determining a particular executive officer’s compensation.

ROLE OF LEADERSHIP IN DETERMINING EXECUTIVE COMPENSATION

In determining the total compensation for each executive officer, the Board of Directors and the compensation committee consider the specific recommendations of our Chairman and Chief Executive Officer (other than with respect to his own compensation) and may consider input from other senior members of leadership.

Our Chairman and Chief Executive Officer plays a significant role in the compensation setting process for the other named executive officers by:

Evaluating their performance;

Discussing the role and responsibilities of the relevant executive officer within the Company and the expected future contributions of the executive officer;

Considering retention and succession planning;

Recommending business performance targets and establishing objectives; and

Recommending salary levels, bonuses and equity awards.

Our Chairman and Chief Executive Officer annually reviews the compensation paid to other named executive officers over the fiscal year through presentations to the compensation committee, either as a committee or together with the Board of Directors as a whole, and provides his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Board of Directors or the compensation committee, after reviewing the other factors and input as discussed above, takes action regarding such compensation recommendations as it deems appropriate. The Board of Directors and the compensation committee also consider input from our Chairman and Chief Executive Officer, as well as our Chief Financial Officer and certain of our Presidents, when setting financial objectives for our performance-based incentive program.

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Our executive compensation program is designed to reward successful annual performance while encouraging long-term value creation for our shareholders. Short- and long-term incentive compensation is subject to rigorous, objective, at-risk performance hurdles across our performance metrics and performance periods, which the compensation committee intends to be an incentive to leadership to drive Company performance and encourage prudent risk management consistent with the Company’s financial and strategic goals.

ROLE OF COMPENSATION CONSULTANTS

The compensation committee has periodically engaged compensation consultants to assist the committee in assessing compensation market conditions.

Commencing in January 2017, Mercer was engaged by the compensation committee to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives. Mercer has continued to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives for fiscal 2017 through fiscal 2021. Mercer provided support to the compensation committee in connection with equity awards and compensation for our leadership and in particular in connection with the structuring and details of the multi-year equity award granted in fiscal 2020 to our Chairman and Chief Executive Officer.

The compensation committee has considered the independence of Mercer in accordance with applicable SEC and NYSE rules. Although Mercer worked with leadership to develop plans that support our business objectives while carrying out its duties for the compensation committee, Mercer was retained by and reports directly to the compensation committee and does not provide any other services to the Company other than those approved by the compensation committee that would not constitute a conflict of interest or that would not otherwise compromise their independence.

ANALYSES OF COMPETITIVE MARKET PRACTICES

Due to the unique nature of our Company and the lack of direct industry competitors, we do not engage in a formal benchmarking process in setting compensation. Instead, we consider from time to time, as the compensation committee deems appropriate, an array of available data and information in order to assess the competitiveness of our compensation program and philosophy, including market information concerning local and national market compensation practices that are determined to be relevant to the Company. Given the location of our corporate headquarters in the San Francisco Bay Area, we pay close attention to the opportunities that exist for executives at other growth companies, both inside and outside the retail industry, located in the San Francisco Bay Area, including public companies, as well as private companies that could be candidates for an initial public offering in the future.

We conducted a comprehensive review of market compensation practices for executive officer compensation in fiscal 2016 and then again conducted reviews in relation to our review of our Chief Executive Officer’s compensation at the respective time of setting each of his fiscal 2017 multi-year equity grant and at the time of setting his fiscal 2020 multi-year equity grant. In the case of our market check activities with respect to the Chief Executive Officer equity awards, we focused on compensation practices for a variety of different companies, including companies of similar sizes to us, companies that have out-performed the market in terms of growth and return measures, and companies that had adopted multi-year equity awards for a Chief Executive Officer or other senior executive officer. Certain of these other companies had adopted such senior executive multi-year equity awards that included various performance metrics including in some instances stock price performance. In terms of industry sectors of the companies that were part of these market checks, these other companies included technology and disruptive growth companies, retail and consumer businesses including specialty retail business, and various other industry verticals.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 27

In addition, when making decisions with respect to most significant compensation matters with respect to our executive officers and other members of our senior leadership team, we examine compensation metrics used by some of these different market check companies with a particular emphasis on companies headquartered in the San Francisco Bay Area. We did continue to make reference to this kind of market check information with respect to compensation decisions in fiscal 2021 with respect to our executive officers and other members of our senior leadership team.

In connection with the comprehensive review of market compensation practices, the Company and the compensation committee consider the executive compensation practices and the market data as reference points in the review of the Company’s compensation practices, but do not benchmark or use market data in order to set compensation for the executive officers and other executives of the Company.

EXECUTIVE COMPENSATION COMPONENTS

The principal components of our compensation program for our named executive officers are summarized in the chart below, which is followed by a detailed explanation of the principal components of our compensation program for our named executive officers. In determining our named executive officers’ overall compensation program, the compensation committee and the Board of Directors, as applicable, each considers how a particular component motivates performance and promotes retention and sound long-term decision-making.

COMPENSATION ELEMENTS	OBJECTIVES

Annual base salary	Compensate for services rendered during the fiscal year

Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives

Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance and the financial interests of our shareholders

Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior associates for key positions

Employment agreements; severance and change of control benefits	Promote stability and continuity of senior leadership

28 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by a variety of factors, which may include market information regarding salary levels for positions that are deemed relevant for comparison purposes, as well as such individual’s work experience, personal performance, responsibilities and other considerations, including internal alignment. The relative weight given to each factor is not specifically quantified and varies with each individual at the discretion of the compensation committee and/or the Board of Directors.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the following bases: evaluation of the executive officer’s personal performance for the year; the recommendations of our Chairman and Chief Executive Officer (other than with respect to his own base salary); the Company’s performance for the year; the competitive marketplace for executives in comparable positions, including market information regarding salary levels for positions that are deemed relevant for comparison purposes; and, in the case of increases in base salary other than on an annual basis, an individual’s exceptional performance, or increased responsibilities.

As part of their review, the compensation committee in particular considered, in addition to other factors listed above, our financial performance in 2021 and continued focus on multiple long-term key strategies, including transforming our real estate platform, expanding our product offering and increasing our market share, architecting a new operating platform, elevating the customer experience, increasing operating margins, optimizing the allocation of capital in the business and maximizing cash flow, and pursuing international expansion. Following this review, the base salaries of certain of our named executive officers were increased in fiscal 2021, with salary amounts as follows:

	BASE SALARY
NAME	FISCAL 2020	FISCAL 2021	INCREASE
Gary Friedman	$1,250,000	$1,250,000	—%
Jack Preston	$775,000	$825,000	6.5%
Eri Chaya	$1,100,000	$1,200,000	9.1%
DeMonty Price(1)	$950,000	$1,000,000	5.3%
David Stanchak(2)	$800,000	$800,000	—%
(1)	Mr. Price retired and left the Company on January 29, 2022.
(2)	Mr. Stanchak retired and left the Company on May 16, 2021.

Performance-Based Annual Cash Incentives

We have adopted the LIP, which is a cash-based incentive compensation program designed to motivate and reward annual performance for eligible associates, including our named executive officers. The compensation committee considers annually whether LIP bonus targets should be established for the year and, if so, approves the group of associates eligible to participate in the LIP for that year. The LIP includes various incentive levels based on the participant’s position with the Company. Cash bonuses under the LIP link a significant portion of the named executive officer’s total cash compensation to our overall performance.

The LIP bonus for our named executive officers is based on achievement of financial objectives, rather than individual performance, in order to focus the entire senior leadership team on the attainment of enterprise-wide financial objectives. Each named executive officer is provided a target bonus amount equal to a percentage of the eligible portion of such officer’s base salary (which eligible portion is based on the salary earned during the fiscal year). The target bonus amount is based on the Company meeting the target achievement level for the relevant financial objectives.

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The compensation committee and/or the Board of Directors establishes the target achievement level at which 100% of such participant’s target bonus will be paid (the “100% Achievement Level”), the minimum threshold achievement level at which 20% of the participant’s target bonus will be paid (the “20% Achievement Level”) and the achievement level at which 200% of the participant’s target bonus will be paid (the “200% Achievement Level”). The exact amount of the bonus payable under the LIP is based on the level of achievement of such financial objectives, with the bonus amount increasing for each named executive officer as a percentage of the eligible portion of such officer’s base salary to the extent the achievement of such financial objectives for the fiscal year exceeds the 100% Achievement Level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such financial objectives for the fiscal year is below the 100% Achievement Level (but above the 20% Achievement Level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the LIP. The LIP is structured so that no bonuses are paid under the LIP unless we meet the 20% Achievement Level.

The compensation committee, either as a committee or with the Board of Directors as a whole, sets the financial objectives each year under the LIP, and the payment and amount of any bonus depends upon whether we achieve at least a certain percentage of the financial objectives under the LIP (at least 20% for fiscal 2021). The compensation committee, either as a committee or with the Board of Directors as a whole, generally establishes such objectives for the Company at levels that it believes can be reasonably achieved with strong performance over the fiscal year. In making the determination of minimum and target levels, the compensation committee and/or the Board of Directors may consider the specific circumstances facing our Company during the year and our strategic plan for the year. The compensation committee and the Board of Directors have discretion to interpret the LIP’s performance objectives in light of relevant factors both internal and external to the Company, and to adjust the amount paid under the LIP accordingly. The compensation committee and the Board of Directors exercise such discretion based on business judgment, taking into account both recurring and extraordinary factors affecting performance of the Company as well as other relevant factors. The compensation committee may consult the Board of Directors, as deemed necessary, with respect to material issues concerning the administration of the LIP, including interpretations of the terms of the LIP.

For fiscal 2021, the performance metric for the LIP was based on adjusted net income (“Adjusted Income”), which we define as consolidated net income before taxes, adjusted for the impact of certain non-recurring events and other items that we do not consider representative of our ongoing operating performance. We believe that Adjusted Income provides meaningful information regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. We do not adjust for depreciation or amortization. Therefore, Adjusted Income indirectly reflects the Company’s capital use and capital expenditures, which are important factors of our long-term business strategy. We believe the use of Adjusted Income is relevant in assessing overall performance of the Company and aligns this performance metric with the interests of shareholders. Our leadership uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

For fiscal 2021, the compensation committee approved the following targets under the LIP:

ACHIEVEMENT LEVEL	ADJUSTED INCOME BEFORE TAX	CHANGE FROM FISCAL 2020
20%	$701 million	increase of approximately $346 million
100%	$769 million	increase of approximately $361 million
200%	$855 million	increase of approximately $355 million

30 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

In fiscal 2021, LIP targets were established based upon the Company’s operating plans and objectives for fiscal 2021, which in turn were formulated in part based upon the results for fiscal 2020. The compensation committee sets the LIP targets with the objective of encouraging the leadership team to drive financial performance based upon the Company’s operating plan and financial objectives for the year in question.

The following table sets forth the bonus targets as a percentage of the eligible portion of the executive’s base salary under the LIP in fiscal 2020 for our executive officers at the 20% Achievement Level, the 100% Achievement Level and the 200% Achievement Level. During its annual review of the LIP and bonus targets for the executive officers for fiscal 2021, the compensation committee determined not to make any changes to the bonus targets as a percentage of the eligible portion of the executive’s base salary for Mr. Friedman, Mr. Preston, Ms. Chaya, Mr. Price and Mr. Stanchak from such targets for fiscal 2020.

ACHIEVEMENT LEVEL	GARY FRIEDMAN	JACK PRESTON	ERI CHAYA	DEMONTY PRICE(1)	DAVID STANCHAK(2)
Below 20%	—%	—%	—%	—%	—%
20%	20%	10%	10%	10%	10%
100%	125%	50%	50%	50%	50%
200%	250%	100%	100%	100%	100%
(1)	Mr. Price retired and left the Company on January 29, 2022.
(2)	Mr. Stanchak retired and left the Company on May 16, 2021.

In March 2022, the compensation committee reviewed our financial results related to the LIP targets set in the prior year, and determined that the Company had exceeded the 200% Achievement Level with respect to the Company’s financial objectives and determined that the amount of the payout under the LIP would be set at the maximum level of 200%. In fiscal 2021, the Company substantially exceeded its targets under the LIP due to the Company’s ongoing acceleration in financial performance. The compensation committee determined that Adjusted Income for fiscal 2021 for purposes of the LIP was approximately $963 million, which was 13% above the 200% achievement threshold target of $855 million. Consistent with the definition of Adjusted Income used in the LIP program, the $963 million amount reflected the compensation committee’s determination that certain other extraordinary or non-recurring items should also be excluded from determining Adjusted Income for purposes of the LIP. The $963 million represents a 55% year-over-year increase from prior year results. The compensation committee approved payment of the bonuses earned under the LIP for our named executive officers as follows:

	FISCAL 2021
NAME	BONUS EARNED UNDER THE LIP	ELIGIBLE PORTION OF BASE SALARY	BONUS EARNED AS % OF ELIGIBLE BASE SALARY	CHANGE FROM FISCAL 2020 BONUS AS % OF BASE SALARY
Gary Friedman	$3,125,000	$1,250,000	250%	—%
Jack Preston	$811,538	$811,538	100%	—%
Eri Chaya	$1,173,077	$1,173,077	100%	—%
DeMonty Price(1)	n/a	n/a	n/a	n/a
David Stanchak(2)	n/a	n/a	n/a	n/a
(1)	Mr. Price retired and left the Company on January 29, 2022.
(2)	Mr. Stanchak retired and left the Company on May 16, 2021.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 31

The LIP provides substantial variation in compensation from year to year based upon the achievement of financial performance objectives, as reflected in the table below on a fiscal year basis. In prior years, we have paid bonuses under the LIP based on financial performance that has exceeded targets and partially met targets, and we have not paid bonuses under the LIP when the Company has not met targets.

	2016	2017	2018	2019	2020	2021
Achievement level	0%	90%	170%	175%	200%	200%

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term performance goals.

In fiscal 2021, the compensation committee did not grant additional equity awards to the named executive officers.  In April 2021, the compensation committee performed its annual review of executive compensation, including a review of the Company’s annual share usage, or “burn rate,” and equity use as they relate to equity grants for named executive officers to determine if such grants were appropriate and in line with our compensation philosophy and objectives. The compensation committee also took into consideration (i) Mr. Friedman’s recommendations, other than with respect to his own compensation, (ii) the competitive environment for executive talent in the San Francisco Bay Area, (iii) each executive officer’s current equity holdings and the present value thereof and (iv) our continued desire to align our executive officers’ long-term interests with those of our shareholders.

The compensation committee’s determinations to make no further equity grants to the named executive officers for fiscal 2021 was made in part because of prior grants that were approved for the named executive officers in fiscal 2020 as follows:

NAME	STOCK OPTIONS		RESTRICTED STOCK UNITS
Gary Friedman	700,000	(1)	—
Jack Preston	10,000	(2)	—
Eri Chaya	30,000	(2)	—
DeMonty Price	30,000	(2)	—
David Stanchak	30,000	(2)	—
(1)	The stock option was granted at an exercise price of $385.30 per share, the fair market value of our common stock on October 18, 2020, the date of grant. The option was fully vested on the date of grant, but the shares underlying the option are subject to selling restrictions that only lapse upon the achievement of both certain time-based service period requirements and certain stock price-based performance objectives. The option expires on the 10 year anniversary of the date of grant. See “—Executive Summary—2020 Stock Option Award to Chairman and Chief Executive Officer” for a detailed explanation of the vesting and other provisions of this option award.
(2)	The stock options were granted at an exercise price of $154.82 per share, the fair market value of our common stock on April 29, 2020, the date of grant. The options vest on each anniversary of the date of grant with 10% of the options on each of years 1, 2 and 3, 15% of the options on each of years 4 and 5 and 20% of the options on each of years 6 and 7, and expire in 10 years, subject to the named executive officer's continued service with the Company.

The compensation committee’s determinations with respect to equity grants for associates generally for fiscal 2021 were also influenced by the desire to manage the annual share usage, or “burn rate,” and thus the compensation committee elected to substantially limit new equity grants to existing associates, to new hires, and with respect to promotions in fiscal 2021.

32 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

We primarily used stock options in our equity grants, in lieu of “full value” awards such as restricted stock units, as part of our long-term equity incentive plan. As a high-growth company, we believe the use of stock options creates strong alignment with our executives with regard to the expectation of shareholders for the Company to exceed and increase its value over time. At the same time, we have historically granted some “full value” awards and believe that such awards can be an appropriate alternative as our share price has increased substantially since the IPO and in that context a full value award allows for the grant of a lower number of shares than a stock option award which can result in a grant of restricted stock units being an appropriate equity award structure in some instances.

For fiscal 2021, we used back-end loaded seven-year vesting periods for most of our equity awards rather than five-year vesting periods. We believe these longer vesting periods motivate our associates and executives to take a sustainable approach in creating long-term shareholder value and allow for these equity awards to create a retention structure over a seven year period as opposed to a shorter timeframe.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior associates for key positions. We generally provide our named executive officers a car allowance, which is adjusted from time to time based on expenses incurred by our executive officers in connection with their travel to local retail locations and expenses related to fuel, tolls and parking. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The Company implemented various actions to promote the health and safety of its associates, including its named executive officers in the context of the COVID-19 pandemic. As part of these efforts, the Company retained services of various third party medical resources to assist the Company and its executives with respect to medical and health matters during the pandemic, including with respect to COVID-19 risk management, health assessment, testing and preventive measures. Such third-party services, including concierge medical services for certain of our named executive officers, were paid for by the Company.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another nonqualified deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its associates. However, our named executive officers are eligible to participate in the Company’s 401(k) savings plan, as well as the Company’s group health and welfare plans, on the same terms and conditions as other Company associates.

It has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. In some instances, newly hired key executives are provided a signing or guaranteed minimum bonus in order to assist with their transition into the Company and the San Francisco Bay Area or for other reasons. However, relocation incentives or benefits may be subject to repayment if the executive does not remain with the Company for the period of time specified in his or her offer documents. None of our named executive officers received such benefits in fiscal 2021.

In addition, from time to time, the compensation committee may approve cash bonuses outside of the LIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the LIP. Payments of discretionary bonuses to our named executive officers, if any, are disclosed in the “Bonus” column of the Summary Compensation Table in this proxy statement. None of our named executive officers received a discretionary bonus in fiscal 2021.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 33

Employment Agreements; Severance and Change of Control Benefits

We have entered into agreements with certain key associates, including certain of the named executive officers, which agreements provide severance benefits in the event of certain terminations of employment. These severance protection agreements are designed to promote stability and continuity of senior leadership. Information regarding amounts that would be payable under such agreements for the named executive officers is provided under the heading “—Potential Payments Upon Termination and Change in Control” below. None of our employment agreements or other policies have tax gross-up features. In the event that any termination payments made to our Chairman and Chief Executive Officer are deemed under Section 280G of the Code, to constitute excess parachute payments subject to an excise tax, then such payments will be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such payments being subject to the excise tax, and our Chairman and Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chairman and Chief Executive Officer and paid for by the Company.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

We conducted an assessment of the Company’s compensation policies and practices for its associates and concluded that these policies and practices as currently designed are appropriately weighted among base salaries and short- and long-term incentives such that the Company’s associates are not encouraged to take excessive risks. The compensation committee believes that such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the compensation committee reviewed the compensation elements that comprise our compensation program, as well as the objectives that each item is designed to encourage, as described above under “—Executive Compensation Components.”

Anti-Hedging Practices

Our insider trading policy provides that no person employed by us and no member of our Board of Directors may hedge ownership of our stock by engaging in short sales or purchasing and selling derivative securities related to our stock.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), public companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. The Company will adopt a clawback policy as required by Dodd-Frank when final regulations are provided by the SEC and the NYSE and become effective which is expected to be at some point during 2023.

Stock Ownership by Executives

In May 2018, the Board of Directors adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors.

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of November 15, 2022, beneficially owned approximately 21.6% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2021, was valued at approximately 2,454.7 times his annual base salary for fiscal 2021, far above the multiple of six times salary minimum ownership requirement. Additional information regarding the shareholdings of our other named executive officers and directors is set forth in this proxy statement in the section entitled “Security Ownership of Top Shareholders & Leadership.”

34 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

Tax Deductibility

Section 162(m) limits the amount that we may deduct for compensation paid to certain of our executive officers to $1,000,000 per person in any year. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, compensation that qualified as “performance-based” was excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Under the TCJA, this “performance-based” exception is repealed for taxable years beginning after December 31, 2017, except with respect to certain “grandfathered” compensation. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. However, the compensation committee retains the flexibility and discretion to approve compensation that is nondeductible under Section 162(m) as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

CEO Pay Relative to Median Pay of Our Associates

The compensation for our Chief Executive Officer in fiscal 2021 ($4,532,285 as disclosed in the 2021 Summary Compensation Table further below) was approximately 127 times the median of the annual “total compensation,” as defined by Item 402(u) of Regulation S-K, of persons employed by us whom we refer to as associates ($35,759). Total compensation includes base salary, bonus compensation, equity awards and other perquisites and allowances. Our Chief Executive Officer to median associate pay ratio is calculated in accordance with Item 402(u) of Regulation S-K and represents a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified the median associate by examining the gross wages reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2021. We included all associates, whether employed on a full-time, part-time, temporary or seasonal basis, but we excluded all non-US associates. Non-U.S. associates accounted for less than 5% of our total associate population. We did not make any assumptions, adjustments, or estimates with respect to payroll compensation amounts. After identifying the median associate based on total W-2 payroll compensation, we calculated annual total compensation for such associate using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 35

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows the compensation earned by our named executive officers in fiscal 2021, fiscal 2020 and fiscal 2019.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	NON-EQUITY INCENTIVE PLAN COMPENSATION(1)	OPTION AWARDS(2)	ALL OTHER COMPENSATION(3)		TOTAL
Gary Friedman Chairman and CEO	2021	$1,250,000	$3,125,000	$—	$157,285	(6)	$4,532,285
	2020	$1,250,000	$3,125,000	$173,606,989	$25,879		$178,007,868
	2019	$1,250,000	$2,734,375	$—	$25,281		$4,009,656
Jack Preston Chief Financial Officer	2021	$811,538	$811,538	$—	$37,000	(7)	$1,660,076
	2020	$753,709	$753,709	$904,213	$37,000		$2,448,631
	2019	$725,000	$634,375	$4,156,852	$12,000		$5,528,227
Eri Chaya President, CCO, CMO & Director	2021	$1,173,077	$1,173,077	$—	$37,000	(7)	$2,383,154
	2020	$1,057,418	$1,057,418	$2,712,639	$37,000		$4,864,475
	2019	$986,538	$863,221	$2,969,180	$12,000		$4,830,939
DeMonty Price(4) President, Chief Operating, Service and Values Officer	2021	$986,538	$—	$—	$37,000	(7)	$1,023,538
	2020	$928,709	$928,709	$2,712,639	$37,000		$4,607,057
	2019	$886,538	$775,721	$2,375,344	$12,000		$4,049,603
David Stanchak(5) President, Chief Real Estate and Development Officer	2021	$232,967	$—	$—	$3,000		$235,967
	2020	$800,000	$800,000	$2,712,639	$17,502		$4,330,141
	2019	$763,736	$668,269	$4,091,794	$13,686		$5,537,485
(1)	Reflects the cash awards that our named executive officers received under our LIP for fiscal 2021, fiscal 2020 and fiscal 2019 performance, as applicable.
(2)	Reflects the aggregate grant date fair value of the awards made in fiscal 2020 and fiscal 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock-Based Compensation (“FASB ASC 718”) rather than the amount paid to or realized by the named executive officer. See Note 18—Stock-Based Compensation in our consolidated financial statements contained in our 2021 Annual Report on Form 10-K filed with the SEC on March 30, 2022 (our “2021 Annual Report”). No equity grants were made to the named executive officers in fiscal 2021.
(3)	Reflects perquisites to the named executive officers in the form of car allowances, except as otherwise noted.
(4)	Mr. Price retired and left the Company on January 29, 2022.
(5)	Mr. Stanchak retired and left the Company on May 16, 2021.
(6)	For fiscal 2021, represents $139,543 in income imputed to Mr. Friedman related to certain services and support from Company personnel in connection with construction and other aspects of a home remodeling project, $12,000 in the form of a car allowance and $5,742 in income imputed to Mr. Friedman related to certain personal use of corporate aircraft.
(7)	For fiscal 2021, $25,000 of such amount represents third-party concierge medical services for such named executive officer.

For a description of actions taken by the compensation committee with respect to base salaries of our named executive officers for fiscal 2021, please see section entitled “—Compensation Discussion & Analysis—Annual Base Salary” above.

For a description of the material terms of the named executive officers’ employment agreements, please see the section entitled “—Employment & Other Compensation Agreements” above.

36 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

For a description of our Non-Equity Incentive Plan Compensation, please see the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above. For the compensation committee’s determination of awards under the LIP for our named executive officers for fiscal 2021, please see the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above. For the vesting schedules of outstanding equity awards and additional information concerning outstanding equity awards, please see “—Outstanding Equity Awards at Fiscal Year-End” below.

Grants of Plan-Based Awards

As further described above in the Compensation Discussion and Analysis section of this proxy statement, the named executive officers are eligible to receive an annual cash bonus based on a percentage of their base salary under our LIP. Our Company’s financial objectives with respect to the LIP are established each year and the payment and the amount of any bonus depend upon whether our Company achieves those performance goals. The specific amount any participant could receive depends on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would be awarded if we reach the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the LIP.

In the “target” column, the amount for each named executive officer reflects the bonus amount that would be awarded if we reach the 100% achievement level of our financial objectives.

In the “maximum” column, the amount for each named executive officer reflects the bonus that would be awarded if we reach the 200% achievement level of our financial objectives.

The following table provides information on the possible payouts under our LIP for fiscal 2021 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2021 under the LIP. The actual bonuses awarded to the named executive officers for fiscal 2021 are reported in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)				ALL OTHER STOCK AWARDS: # OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS: # OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM
Gary Friedman	—	$250,000	$1,562,500	$3,125,000	—	—	—	—
Jack Preston	—	$81,154	$405,769	$811,538	—	—	—	—
Eri Chaya	—	$117,308	$586,538	$1,173,077	—	—	—	—
DeMonty Price	—	$98,654	$493,269	$986,538	—	—	—	—
David Stanchak(2)	—	$80,000	$400,000	$800,000	—	—	—	—
(1)	Target awards as a percentage of the eligible portion of base salary for the named executive officers are set forth in the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above.
(2)	Mr. David Stanchak’s potential payout for fiscal 2021 under the LIP.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 37

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding stock options and stock awards held by the named executive officers as of January 29, 2022, the last day of fiscal 2021.

	STOCK OPTION AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS
NAME	EXERCISABLE (#)		UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Gary Friedman	2,876,826		—		$46.50	10/31/2022
	1,000,000		—		$75.43	07/01/2023
	1,000,000		—		$50.00	05/01/2027
	700,000	(1)	—		$385.30	10/17/2030
Jack Preston	40,000		—		$61.30	5/7/2024
	6,250		—		$87.31	5/5/2025
	20,000		—		$44.52	4/20/2026
	3,000		—		$25.39	6/26/2026
	14,000		56,000	(2)	$101.25	4/1/2029
	1,000		9,000	(3)	$154.82	4/28/2030
Eri Chaya	68,600		—		$29.00	10/31/2022
	150,000		—		$61.30	5/7/2024
	10,000		—		$87.31	5/5/2025
	100,000		—		$39.42	5/3/2026
	20,000		30,000	(4)	$109.87	6/5/2028
	10,000		40,000	(2)	$101.25	4/1/2029
	3,000		27,000	(3)	$154.82	4/28/2030
DeMonty Price	60,000		—		$61.30	5/7/2024
	10,000		—		$87.31	5/5/2025
	10,000		—		$93.51	10/1/2025
	48,000		—		$44.52	4/20/2026
	30,000		—		$39.42	5/3/2026
	20,000		—		$109.87	6/5/2028
	8,000		—		$101.25	4/1/2029
	3,000		—		$154.82	4/28/2030
(1)	Represents options granted to Mr. Friedman under the 2012 Plan on October 18, 2020. These options are fully vested but the underlying shares are subject to selling restrictions that only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements. As of January 29, 2022, 700,000 of these options were subject to selling restrictions.
(2)	Represents options granted on April 2, 2019. Subject to continuous service, these options vest on each anniversary of the date of grant with 10% of the total options granted on year 3, 15% of the total options granted on each of years 4 and 5, and 20% of the total options granted on each of years 6 and 7, and will be fully vested on April 2, 2026.
(3)	Represents options granted on April 29, 2020. Subject to continuous service, these options vest on each anniversary of the date of grant with 10% of the total options granted on each of years 2 and 3, 15% of the total options granted on each of years 4 and 5, and 20% of the total options granted on each of years 6 and 7, and will be fully vested on April 29, 2027.
(4)	Represents options granted on June 6, 2018. Subject to continuous service, these options vest on each anniversary of the date of grant with 10,000 options on years 4, and 20,000 options on year 5, and will be fully vested on June 6, 2023.

38 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

OPTIONS EXERCISED, UNITS VESTED & STOCK VESTED

The following table presents all stock option exercise activity and all restricted stock units or stock awards that vested in fiscal 2021. The named executive officers did not exercise any stock options in fiscal 2021.

	OPTION AWARDS		RESTRICTED STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF RESTRICTED STOCK UNITS VESTED	VALUE OF RESTRICTED STOCK UNITS ON VESTING
Gary Friedman	—	$—	—	$—
Jack Preston	—	$—	3,000	$1,973,310
Eri Chaya	—	$—	12,500	$8,590,000
DeMonty Price	—	$—	12,500	$8,413,420
David Stanchak(1)	—	$—	—	$—
(1)	Mr. Stanchak retired and left the Company on May 16, 2021. Prior to May 16, 2021, Mr. Stanchak did not have any option exercise activity or restricted stock units or stock awards vest during fiscal 2021.

BURN RATE & DILUTION

We calculate our “burn rate” using the total number of equity awards (full value stock awards and stock options) granted under our stock incentive plan during the current fiscal year as a percentage of the total number of common shares outstanding as of the prior fiscal year. Our fiscal 2021 burn rate was 0.8%.

We believe that understanding our use of equity under our stock incentive plan (including our annual burn rate) requires understanding the impact of our recent share repurchase programs on the potential dilution to our shareholders from awards of stock-based incentive compensation, which we call our “overhang.” As a result, we analyze our equity metrics as a percentage of both the total number of common shares outstanding and the total number of pro forma common shares outstanding, which takes into account the effect of our share repurchase programs on our total number of common shares outstanding.

Our pro forma overhang for fiscal 2021 based on the pro forma common shares outstanding was 19.4%.

Our overhang for fiscal 2021 based on the total number of common shares outstanding was 41.4%.

We calculate our overhang as the total number of shares to be issued under outstanding equity awards (including any unexercised and unvested outstanding awards), plus shares available for issuance under our equity plans as a percentage of the total number of common shares outstanding. Our pro forma overhang takes into account the effect of the Company’s share repurchase programs by using the total number of common shares outstanding prior to the Company’s share repurchases (as of fiscal 2016) and includes the actual issuance of common stock via equity instruments through the current fiscal year end period.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 39

		FISCAL 2021 (POST REPURCHASE ACTIVITY)
	FISCAL 2016 (PRE-REPURCHASE ACTIVITY)	ON FISCAL 2021 SHARES OUTSTANDING	ON FISCAL 2016 SHARES OUTSTANDING	ON PRO FORMA FISCAL 2021 SHARES OUTSTANDING
Shares to be Issued under Outstanding Options & RSUs	9,430,461	7,719,857	7,719,857	7,719,857
Shares Available for Issuance	415,642	1,185,322	1,185,322	1,185,322
Shares Outstanding	40,828,633	21,506,967	40,828,633	45,942,074	(1)
Overhang	24.1%	41.4%	21.8%	19.4%
(1)	Pro forma fiscal 2021 shares outstanding is equal to the total shares outstanding as of fiscal 2016 (which is used in order to exclude the Company’s share repurchase activity under the board-approved share repurchase programs during fiscal 2017, fiscal 2018 and fiscal 2019), plus the issuance of (i) 3,563,147 shares during fiscal 2017 through fiscal 2021 as a result of the exercise of stock options and vested RSUs, (ii) 1,553,636 shares during fiscal 2019 and fiscal 2020 related to warrants, (iii) 58 shares related to the early conversion of certain convertible senior notes, (iv) minus the repurchase of 3,400 shares from former associates.

PENSION BENEFITS

None of our named executive officers received any pension benefits during fiscal 2021.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2021.

EMPLOYMENT & OTHER COMPENSATION AGREEMENTS

We have entered into employment agreements with the following named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

40 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion & Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any associate of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Eri Chaya, DeMonty Price, David Stanchak and Jack Preston

On March 29, 2018, we entered into compensation protection agreements with each of Ms. Chaya, Mr. Price and Mr. Stanchak. On March 29, 2019, we entered into a compensation protection agreement with Mr. Preston. The compensation committee determined to offer these compensation protection agreements to each of these executive officers in order to provide uniform severance protection terms for each such executive officer. The effect of the compensation protection agreements is to supersede any other compensation severance arrangements previously in place for any such executive officer.

The compensation protection agreements provide each of the foregoing executive officers with severance if the executive’s employment is terminated by us without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement). In the event of such termination and subject to the executive’s execution and nonrevocation of a release of claims and continued compliance with the restrictive covenants described herein, the executive is entitled to: (a) all accrued base salary through the termination date; (b) any earned and unpaid portion of the annual bonus for the year prior to year in which such termination occurs; (c) to the extent bonuses have been paid for the year prior to the year in which the termination takes place (or no such bonus was paid at all), a prorated bonus based on the number of days the executive is employed in the year of termination based on our actual performance and if applicable, on executive’s individual performance at the midpoint of the applicable range; (d) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule following the termination date; and (e) subject to the executive’s timely election under COBRA, payment of a portion of the executive’s COBRA premiums at the same rate that would have been applied had the executive remained employed by us, paid for by us to the same extent that we paid for the executive’s health insurance prior to termination, for 12 months following the termination date (or if earlier, when the executive becomes eligible for similar coverage from another employer). The compensation protection agreements also provide that in the event the executive receives payments that would be subject to an excise tax, the executive would receive a lesser amount which would result in no portion of such payments being subject to the excise tax. Each executive has agreed that during employment with us, the executive will not directly or indirectly work for or engage or invest in any competitor. Each has also agreed that during employment with us and the 12 months following employment, the executive will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us. Each executive will also cooperate with us following termination of employment in the defense of any action brought by a third party against us that relates to the executive’s employment with us.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 41

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Gary Friedman

The information below describes and quantifies certain compensation that would have been paid to Chief Executive Officer in the event of his termination of employment or a change in control, assuming such event was effective at January 29, 2022, the last day of our 2021 fiscal year, and based on fiscal 2021 compensation.

BENEFITS AND PAYMENTS	TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON
Severance pursuant to employment agreement(1)	$20,000,000
Bonus(2)	$3,125,000
Intrinsic value of equity(3)	$4,634,018
Health coverage total benefits(4)	$39,587
Total	$27,798,605
(1)	Payable over 24 months.
(2)	Corresponds to Mr. Friedman’s annual bonus amount for fiscal 2021.
(3)	Performance-based option awards where the shares underlying the option are subject to selling restrictions shall continue to have such selling restrictions lapse according to the performance terms for a period of one or two years following such termination, as applicable. In the case of Mr. Friedman’s 2020 Stock Option Award, in the event Mr. Friedman is terminated on January 29, 2022, the selling restrictions applicable to this award would lapse in full (assuming, in the case of the 2020 Stock Option Award, that the stock price performance targets set forth in the 2020 award are met within the one year time period following such termination). The value shown includes the value of such options held by Mr. Friedman that he would receive if the stock price hurdles are achieved on such termination date. This value is based on the excess of $391.92, the closing price of our common stock on January 28, 2022, the last trading day of fiscal 2021, over the exercise price of such options, multiplied by the number of shares that could be exercisable assuming that the selling restrictions lapsed on such termination date.
(4)	Continuation of medical benefits for 24 months following the termination date, subject to his payment of applicable COBRA premiums at the same rate that would have been applied had he remained an executive officer of the Company, paid for by us to the same extent that we paid for his health insurance prior to termination.

42 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

Jack Preston, Eri Chaya, DeMonty Price and David Stanchak

The information below describes and quantifies certain compensation that would have been paid to Mr. Preston, Ms. Chaya, Mr. Price and Mr. Stanchak under the compensation protection agreements in the event of his or her termination of employment or a change in control, assuming such event was effective at January 29, 2022, the last day of our 2021 fiscal year, and based on fiscal 2021 compensation.

	TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON
BENEFITS AND PAYMENTS	JACK PRESTON	ERI CHAYA	DEMONTY PRICE(1)	DAVID STANCHAK(2)
Salary continuation(3)	$825,000	$1,200,000	$1,000,000	$800,000
Bonus(4)	$811,538	$1,173,077	$986,538	$800,000
Health coverage total benefits(5)	$22,333	$19,794	$14,571	$9,267
Total	$1,658,871	$2,392,871	$2,001,109	$1,609,267
(1)	Mr. Price retired and left the Company on January 29, 2022. The Company did not pay any severance compensation to Mr. Price.
(2)	Mr. Stanchak retired and left the Company on May 16, 2021. The Company did not pay any severance compensation to Mr. Stanchak.
(3)	This amount reflects salary continuation paid over twelve months.
(4)	Corresponds to each such executive officer’s annual bonus amount for fiscal 2021 that such executive officer would be entitled to receive if still employed on the bonus payment date.
(5)	Continuation of medical benefits for twelve months following the termination date, subject to the payment of applicable COBRA premiums by such executive officer at the same rate that would have been applied had he or she remained an executive officer of the Company, paid for by us to the same extent that we paid for his or her health insurance prior to termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of January 29, 2022:

	EQUITY COMPENSATION PLAN INFORMATION
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE(1)
Equity compensation plans approved by security holders	7,700,107		$111.76	1,185,322	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	7,700,107	(2)	$111.76	1,185,322	(3)
(1)	Excludes securities reflected in column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	Calculated without taking into account 19,750 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(3)	Excludes 430,139 shares that became available for issuance as of January 31, 2022 pursuant to the evergreen provision of the 2012 Plan. The 2012 Plan expired on November 1, 2022, and no further awards may be granted under the 2012 Plan.

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 43

COMPENSATION OF DIRECTORS

We compensate all non-employee members of our Board of Directors as follows:

ANNUAL COMPENSATION
Annual cash retainer	$135,000 annual cash (paid quarterly in advance)
Lead Independent Director	$30,000 annual cash (paid quarterly in advance)(1)
Audit committee chairman	$80,000 annual cash (paid quarterly in advance)
Audit committee member	$25,000 annual cash (paid quarterly in advance)
Compensation committee chairman	$75,000 annual cash (paid quarterly in advance)
Compensation committee member	$20,000 annual cash (paid quarterly in advance)
Nominating & corporate governance committee chairman	$25,000 annual cash (paid quarterly in advance)
Nominating & corporate governance committee member	$15,000 annual cash (paid quarterly in advance)
Board meeting attendance fees	Not Applicable
Annual equity grant of restricted stock	Aggregate value of $125,000(2)
(1)	In March 2016, upon his appointment as Lead Independent Director, Mr. Demilio received a stock option for 20,000 shares, which vests in five equal installments over five years, subject to his continuing service as the Lead Independent Director. In May 2020, in connection with his service as Lead Independent Director, Mr. Demilio received a refresh stock option for 30,000 shares, which vests in five equal installments over five years, subject to his continuous service as the Lead Independent Director.
(2)	Based on the average closing price of our common stock on the date of grant, determined using the closing prices for the ten consecutive trading days prior to and inclusive of the date of grant, which shares vest in full on the one-year anniversary of the date of grant. Grants are made for service for the period between the annual meeting of shareholders for the fiscal year in which the grant was made and the annual meeting of shareholders for the following fiscal year.

Annual equity grants described above are granted on the date of the annual meeting of shareholders each year.

Mr. Friedman and Ms. Chaya, as current officers of the Company, did not receive any compensation for board service for fiscal 2021. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

The following table shows the compensation earned by all non-employee directors during fiscal 2021:

NAME	FEES EARNED	STOCK AWARDS(1)	TOTAL
Carlos Alberini	$135,000	$120,193	$255,193
Keith Belling	$135,000	$120,193	$255,193
Mark Demilio	$290,000	$120,193	$410,193
Hilary Krane	$160,000	$120,193	$280,193
Katie Mitic	$160,000	$120,193	$280,193
Ali Rowghani	$150,000	$120,193	$270,193
Leonard Schlesinger	$210,000	$120,193	$330,193
(1)	Reflects the aggregate grant date fair value of the awards of restricted stock made in fiscal 2021, computed in accordance with FASB ASC 718. See Note 18—Stock-Based Compensation in our audited consolidated financial statements contained in our 2021 Annual Report. Amounts shown do not reflect compensation actually received or that may be realized in the future by the director.

44 | 2022 PROXY STATEMENT	EXECUTIVE & DIRECTOR COMPENSATION

At January 29, 2022, the last day of our 2021 fiscal year, the aggregate number of unvested restricted stock awards and unexercised stock options held by each of our directors, other than Mr. Friedman and Ms. Chaya, is set forth below. Information regarding equity awards held by Mr. Friedman and Ms. Chaya is set forth in the table above entitled “— Outstanding Equity Awards at Fiscal Year-End.”

NAME	UNVESTED RESTRICTED STOCK(1)	UNEXERCISED STOCK OPTIONS
Carlos Alberini	180	—
Keith Belling	180	—
Mark Demilio	180	50,000	(2)
Hilary Krane	180	—
Katie Mitic	180	—
Ali Rowghani	180	—
Leonard Schlesinger	180	—
(1)	All restricted stock awards listed above vested as to 100% of the shares on July 15, 2022.
(2)	Mr. Demilio was granted options to purchase 20,000 shares of stock in connection with his appointment as Lead Independent Director on March 9, 2016. Such options vested pro rata over five years such that they were fully vested on March 9, 2021. Mr. Demilio was granted options to purchase 30,000 shares of stock on May 5, 2020. Such options vest pro rata over five years such that they will be fully vested on May 5, 2025, subject to Mr. Demilio’s continued service as Lead Independent Director.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

No member of the compensation committee has served as one of our officers or been employed as one of our associates at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the Board of Directors of any other company that has an executive officer serving as a member of our compensation committee. None of our directors or executive officers are members of the same family.

COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Company’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act, unless and only to the extent that the Company specifically incorporates it by reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our senior leadership. Based on its review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the Board of Directors of RH:

Dr. Leonard Schlesinger (Chairman)

Mark Demilio

EXECUTIVE & DIRECTOR COMPENSATION	2022 PROXY STATEMENT | 45

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP

SECURITY OWNERSHIP OF TOP
SHAREHOLDERS & LEADERSHIP

The following table sets forth information as of the close of business on November 15 2022 (except as noted below), regarding the beneficial ownership of our common stock by: each person or group who is known by us to beneficially own more than 5% of our outstanding shares of our common stock; each of our named executive officers; each of our current directors; and all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership is based on 23,612,491 shares of common stock outstanding as of November 15, 2022. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o RH, 15 Koch Road, Corte Madera, CA 94925.

NAME(1)	NUMBER	PERCENT
Gary Friedman(2)	5,680,158	21.6%
Berkshire Hathaway Inc.(3) 3555 Farnam Street, Omaha, NE 68131	2,170,000	9.2%
Lone Pine Capital LLC(4) Two Greenwich Plaza, 2nd Floor, Greenwich, CT 06830	1,773,069	7.5%
Vanguard Group Inc.(5) 100 Vanguard Blvd., Malvern, PA 19355	1,761,011	7.5%
FMR LLC(6) 245 Summer Street, Boston, MA 02210	1,720,796	7.3%
BlackRock Inc.(7) 55 East 52nd Street, New York, NY 10055	1,444,169	6.1%
Carlos Alberini(8)	46,493	*
Keith Belling(8)	8,000	*
Eri Chaya(9)	364,643	1.5%
Mark Demilio(10)	72,416	*
Hilary Krane(8)	6,663	*
Katie Mitic(8)	10,416	*
Jack Preston(11)	72,650	*
DeMonty Price(12)	35,199	*
Ali Rowghani(13)	9,102	*
Leonard Schlesinger(8)	13,651	*
David Stanchak(14)	19,144	*
All current executive officers and directors as a group (10 persons)(14)	6,284,192	24.1%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers.
(2)	Includes 2,700,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 15, 2022. As of November 15, 2022, 583,334 of these options are subject to selling restrictions.
(3)	Based on the Form 13F-HR filed by Berkshire Hathaway Inc. with the SEC on August 15, 2022.
(4)	Based on the Form 13F-HR filed by Lone Pine Capital LLC with SEC on August 15, 2022.
(5)	Based on the Form 13F-HR filed by Vanguard Group Inc. with the SEC on August 12, 2022, in which it reported having shared voting power over 6,368 shares.
(6)	Based on the Form 13F-HR filed by FMR LLC with the SEC on August 12, 2022, in which it reported having sole voting power over 1,602,841 shares.
(7)	Based on the Form 13F-HR filed by BlackRock Inc. with the SEC on August 12, 2022, in which it reported that it has the sole voting power over 1,395,568 shares of common stock.
(8)	Includes 511 restricted stock awards that vest on June 30, 2023.
(9)	Includes 311,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 15, 2022.

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP	2022 PROXY STATEMENT | 47

(10)	Includes 39,905 shares of common stock held by various family trusts established by Mr. Demilio, 32,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 15, 2022 and 511 restricted stock awards that vest on June 30, 2023.
(11)	Includes 67,028 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of November 15, 2022.
(12)	As of December 7, 2022, which is the date provided by the shareholder. Mr. Price retired as President, Chief Operating, Values and Services Officer, effective January 29, 2022.
(13)	Includes 6,953 shares of common stock held by the Rowghani Keshavarz Living Trust and 511 restricted stock awards that vest on June 30, 2023.
(14)	As of December 6, 2022, which is the date the shareholder provided the information. Shares of common stock are held by various family trusts established by Mr. Stanchak. Mr. Stanchak retired from his position of President and Chief Real Estate and Development Officer, effective May 16, 2021.
(15)	Includes 3,110,028 shares of common stock our executive officers and directors have a right to acquire upon the exercise of options that are exercisable within 60 days of November 15, 2022 and 3,577 restricted stock awards that vest on June 30, 2023.

48 | 2022 PROXY STATEMENT	SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP

INTENTIONALLY LEFT BLANK

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP	2022 PROXY STATEMENT | 49

50 | 2022 PROXY STATEMENT	ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for shareholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the shareholder must give timely notice thereof in writing to the Corporate Secretary at RH, 15 Koch Road, Corte Madera, CA 94925.

To be timely for the 2023 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 20, 2023 and February 19, 2023. A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by the Company’s Bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 3, 2017.

Requirements for Shareholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2023 annual meeting must be received by us not later than January 20, 2023 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

“HOUSEHOLDING”—SHAREHOLDERS SHARING
THE SAME LAST NAME & ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

For the Special Meeting, a number of brokers with account holders who are shareholders of the Company will be “householding” our proxy materials. A single copy of the proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866) 540-7095, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you may write or call the Company’s Legal department at RH, 15 Koch Road, Corte Madera, CA 94925, Attn: Corporate Secretary, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any shareholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Legal department at the address or telephone number listed above.

ADDITIONAL INFORMATION	2022 PROXY STATEMENT | 51

ADJOURNMENT OF THE SPECIAL MEETING OF SHAREHOLDERS

In the event there are not sufficient votes to approve the Proposal at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Special Meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the Special Meeting. A majority of the shares represented and voting at the Special Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

Pursuant to our Bylaws, the business to be conducted at the Special Meeting is limited to the purpose or purposes stated in the notice of the special meeting. Accordingly, the Proposal is the only matter that will be brought before the Special Meeting.

AVAILABILITY OF PERIODIC REPORTS

We make available on our website at ir.rh.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the documents are electronically filed with the SEC. We will provide to any shareholder without charge, upon written request of that shareholder, a copy of the Company’s Annual Report on Form 10-K for fiscal 2021, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

RH

15 Koch Road, Legal Department

Corte Madera, CA 94925

Attn: Corporate Secretary

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INTENTIONALLY LEFT BLANK

ADDITIONAL INFORMATION	2022 PROXY STATEMENT | 53

ANNEX A

2023 STOCK INCENTIVE PLAN

1.Purposes of the Plan.  The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company.
2.Definitions.  The following definitions shall apply as used herein and in the individual Award Agreements, except as defined otherwise in an individual Award Agreement.  If a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a)“Administrator” means the Board or any Committee appointed to administer the Plan.
(b)“Applicable Laws” means the requirements applicable to the Plan and Awards under (i) any U.S. or non-U.S. federal, state or local law, statute, ordinance, rule, regulation or published administrative guidance or position, (ii) the rules of any stock exchange or national market system and (iii) generally accepted accounting principles or international financial reporting standards.
(c)“Award” means an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or Other Award.
(d)“Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto.
(e)“Beneficial Ownership” has the meaning defined in Rule 13d-3 under the Exchange Act.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means, with respect to the termination by the Company or a Related Entity of a Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity, (ii) dishonesty, misconduct or breach of any agreement with, or written policy of, the Company or a Related Entity or (iii) commission of, or indictment for, a felony or a crime involving dishonesty, breach of trust or physical or emotional harm.
(h)“Change in Control” means the occurrence of any of the following events:
(i)the acquisition by any Person of Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (ii) below;
(ii)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities that had Beneficial Ownership of the Company’s outstanding securities immediately prior to such Corporate Transaction have Beneficial Ownership, directly or indirectly, of more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s

ANNEX A	2022 PROXY STATEMENT | 55

assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s then outstanding equity securities and the combined voting power of the then outstanding voting securities, (B) no Person (excluding any employee benefit plan or related trust of the Company, a Related Entity or a corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board (as defined in Subsection (iii)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or
(iii)individuals who, as of the date the Plan was adopted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date the Plan was adopted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 2/3 of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

With respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code with respect to such Awards, each of the foregoing events shall only be deemed to be a Change in Control for purposes of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code.;

(i)“Code” means the Internal Revenue Code of 1986.
(j)“Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan and constituted in accordance with Applicable Laws.
(k)“Company” means RH, a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.
(l)“Consultant” means any natural person and other permitted recipients under the Applicable Laws (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
(m)“Continuous Service” means that the provision of services to the Company and any Related Entities in any capacity as an Employee, Director or Consultant is not interrupted or terminated.  Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company or any Related Entity in any capacity as an Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity as an Employee, Director or Consultant (in each case, except as otherwise provided in the Award Agreement).  Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award.  An approved leave of absence shall include sick leave, military leave or any other authorized personal leave.  For purposes of an Incentive Stock Option, if such leave exceeds three months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then employment will be deemed terminated on the first day immediately following such three-month period and the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the date that is three months and one day following such deemed termination of employment.

56 | 2022 PROXY STATEMENT	ANNEX A

(n)“Director” means a member of the Board or the board of directors or board of managers of any Related Entity.
(o)“Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or the Related Entity to which a Grantee provides services regardless of whether the Grantee is covered by such policy.  If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability policy in place, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days.  A Grantee will not be considered to have incurred a Disability unless the Grantee furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
(p)“Dividend Equivalent Right” means a right granted under the Plan entitling the Grantee to compensation measured by dividends paid to stockholders with respect to Shares.
(q)“Employee” means any employee of the Company or any Related Entity.
(r)“Exchange Act” means the Securities Exchange Act of 1934.
(s)“Fair Market Value” means, as of any date, the value of a Share determined as follows:
(i)if the Shares are listed on one or more established stock exchanges or national market systems, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported);
(ii)if the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the closing sales price for a Share as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported); or
(iii)in the absence of an established market for the Shares of the type described in (i) and (ii) above, the Fair Market Value shall be determined by the Administrator in good faith and in a manner consistent with Applicable Laws.
(t) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan (and any permitted transferee of an Award or Shares).
(u)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(v)“Non-Qualified Stock Option” means an Option that is not intended to, or that does not, qualify as an incentive stock option within the meaning of Section 422 of the Code.
(w)“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act.
(x)“Option” means an option to purchase Shares granted under the Plan.
(y)“Other Award” means an entitlement to Shares or cash (other than an Option, SAR, Restricted Stock or Restricted Stock Unit) granted under the Plan that may or may not be subject to restrictions upon issuance, as established by the Administrator.

ANNEX A	2022 PROXY STATEMENT | 57

(z)“Parent” means a “parent corporation,” whether now or hereafter existing, of the Company, as defined in Section 424(e) of the Code.
(aa)“Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act).
(bb)“Plan” means this RH 2023 Stock Incentive Plan, as may be amended, modified or restated from time to time.
(cc)“Prior Plan” means the Restoration Hardware Holdings, Inc. 2012 Stock Incentive Plan, as amended.
(dd)“Post-Termination Exercise Period” means, with respect to an Option or SAR, the period commencing on the Termination Date and ending on the date specified in the Award Agreement during which the vested portion of the Option or SAR may be exercised.
(ee)“Related Entity” means any (i) Parent or Subsidiary or (ii) other entity controlling, controlled by or under common control with the Company.
(ff)“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to specified restrictions on transfer, forfeiture provisions and other specified terms and conditions.
(gg)“Restricted Stock Unit” means a right granted under the Plan entitling the Grantee to receive the value of one Share in cash, Shares or a combination thereof.
(hh)“SAR” means a stock appreciation right granted under the Plan entitling the Grantee to Shares or cash or a combination thereof, as measured by appreciation in the value of a Share.
(ii)“Section 409A” means Section 409A of the Code.
(jj)“Securities Act” means the Securities Act of 1933.
(kk)“Share” means a share of the common stock of the Company.
(ll)“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof; provided, however, that for purposes of determining whether any individual may be a Grantee for purposes of any grant of an Incentive Stock Option, “Subsidiary” shall have the meaning ascribed to such term in Section 424(f) of the Code.
(mm)“Termination Date” means the date of termination of a Grantee’s Continuous Service, subject to Section 7(c)(ii).
3.Stock Subject to the Plan.
(a)Subject to Section 10, the maximum number of Shares that may be issued pursuant to all Awards is 4,000,000 Shares, plus any Shares underlying awards granted under the Prior Plan that are forfeited, canceled or expire without the issuance of Shares or that otherwise would have become available for issuance under this Plan had the Prior Plan award been granted under this Plan, as described in Section 3(b).  Subject to the provisions of Section 10, below, the maximum number of Shares available for issuance pursuant to Incentive Stock Options shall be 4,000,000 Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares. As of the date stockholders initially approve the Plan, the Company shall cease granting awards under the Prior Plan; however, awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan.

58 | 2022 PROXY STATEMENT	ANNEX A

(b)Any Shares covered by an Award (or portion of an Award) that (i) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or (ii) is granted in settlement or assumption of, or in substitution for, an outstanding award pursuant to Section 6(d), shall be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan.  Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future issuance under the Plan.  To the extent not prohibited by Applicable Laws, any Shares covered by an Award that are surrendered or withheld (i) in payment of the Award’s exercise or purchase price (including pursuant to the “net exercise” of an Option pursuant to Section 7(b)(vi)), or (ii) in satisfaction of tax withholding obligations with respect to an Award, shall be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan, unless otherwise determined by the Administrator.  SARs payable in Shares shall reduce the maximum aggregate number of Shares which may be issued under the Plan only by the net number of actual Shares issued to the Grantee upon exercise of the SAR.  Additionally, each award granted under the Prior Plan that is outstanding as of the date the Plan is approved by the Company’s stockholders will be treated as an “Award” for purposes of this Section 3, such that Shares covered by such award (or portion of such award) will be added to the Plan’s authorized Share limit if the award (or a portion of such award) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or if the Shares underlying such award (or portion of such award) that are surrendered or withheld in payment of the award’s exercise or purchase price or in satisfaction of tax withholding obligations with respect to an award would, pursuant to the preceding sentence, be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan had such award been an Award.
4.Administration of the Plan.
(a)Plan Administrator.
(i)Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Officers, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board in accordance with Applicable Laws (including to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.
(ii)Administration With Respect to Consultants and Certain Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. To the extent permitted by Applicable Law, the Board or Committee may also authorize one or more Officers or Employees to administer the Plan with respect to Awards to Employees or Consultants who are neither Directors nor Officers (and to grant such Awards) and may limit such authority as the Board or Committee, as applicable, determines from time to time.
(b)Powers of the Administrator.  Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)to select the Employees, Directors and Consultants to whom Awards may be granted;
(ii)to determine whether, when and to what extent Awards are granted;
(iii)to determine the number of Shares or the amount of cash or other consideration to be covered by each Award;
(iv)to approve forms of Award Agreements;

ANNEX A	2022 PROXY STATEMENT | 59

(v)to determine the terms and conditions of any Award, including the vesting schedule, forfeiture provisions, payment contingencies, purchase price and any performance criteria, and whether to waive or accelerate any such terms and conditions;
(vi)to grant Awards to Employees, Directors and Consultants residing outside the U.S. or to otherwise adopt or administer such procedures or sub-plans on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purposes of the Plan or comply with Applicable Laws;
(vii)to amend the terms of any outstanding Award, subject to Section 13(c);
(viii)to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Grantee or of the Administrator;
(ix)to establish one or more programs under the Plan to permit selected Grantees to exchange an Award for one or more other types of Awards on such terms and conditions as determined by the Administrator;
(x)to establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees;
(xi)to construe and interpret the terms of the Plan and Awards, including any Award Agreement;
(xii)to approve corrections in the documentation or administration of any Award; and
(xiii)to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  Any decision or interpretation made, or action taken, by the Administrator in connection with the administration of the Plan shall be final, conclusive and binding on all Grantees.

(c)Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees, members of the Board and any Officers or Employees to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Laws on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such individual is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such individual shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
(d)No Repricing of Options or SARs. Except as otherwise provided in Sections 10 and 11 hereof, the Administrator shall not (a) reduce the per Share exercise price of an Option or base amount of a SAR previously awarded to any Grantee, (b) cancel, surrender, replace or otherwise exchange any outstanding Option or SAR where the Fair Market Value of a Share underlying such Option or SAR is less than its per Share exercise price or base amount for a new Stock Option or SAR, another Award, cash, Shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, without the requisite prior affirmative approval of the stockholders of the Company.

60 | 2022 PROXY STATEMENT	ANNEX A

5.Eligibility.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.  Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary.  Notwithstanding the foregoing, any Option or SAR intended to qualify as an exempt “stock right” under Section 409A may only be granted with respect to “service recipient stock” (as defined in Section 409A).
6.Terms and Conditions of Awards.
(a)Types of Awards.  The Administrator may award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR or a similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions.  Such awards may include Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two or more of them in any combination.
(b)Dividends and Dividend Equivalent Rights.  Dividends may be granted in connection with Restricted Stock, and Dividend Equivalent Rights may be granted in connection with Awards other than Options, SARs and Restricted Stock; provided, that dividends and Dividend Equivalents will only be paid with respect to Restricted Stock and Awards other than Options and SARs if and to the extent the Award (or portion of the Award to which the Dividend or Dividend Equivalent relates) vests.
(c)Designation of Options.  Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option.  Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that Incentive Stock Options may only be granted to individuals who are employed by the Company.  Notwithstanding any designation as an Incentive Stock Option, to the extent the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year (under this Plan or any other stock plan maintained by the Company or any of its affiliates) exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options.  If the Code is amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
(d)Acquisitions and Other Transactions.  The Administrator may issue Awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.  Any Shares issuable pursuant to such Awards shall not be counted against the Share limit set forth in Section 3(a). Additionally, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect such acquisition) may be used for Awards under the Plan and shall not be counted against the Share limit set forth in Section 3(a), except as required by the rules of any applicable stock exchange.
(e)Term of Award.  The term of each Award, if any, shall be the term stated in the Award Agreement; provided, however, that the term of an Award shall be no more than 10 years from the grant date.  In the case of an Incentive Stock Option granted to a Grantee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option shall be no more than five years from the grant date.  Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.
(f)Transferability of Awards.  Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee.  Awards other than Incentive Stock Options shall be transferable (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made in accordance

ANNEX A	2022 PROXY STATEMENT | 61

with Applicable Laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee and (iii) as otherwise expressly permitted by the Administrator and in accordance with Applicable Laws.
(g)Grant Date of Awards.  The grant date of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant such Award, or such later date as determined by the Administrator.
7.Exercise Price, Base Amount or Purchase Price, Consideration and Taxes.
(a)Exercise Price, Base Amount or Purchase Price.  The exercise price, base amount or purchase price, if any, for an Award shall be as follows:
(i)In the case of an Incentive Stock Option:
(A)granted to an Employee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall not be less than 110% of the Fair Market Value on the grant date; or
(B)granted to any Employee other than an Employee described in the preceding clause (A), the per Share exercise price shall not be less than 100% of the Fair Market Value on the grant date.
(ii)The per Share exercise price of an Option and the base amount of a SAR shall be such price as determined by the Administrator in accordance with Applicable Laws; provided, that, other than an Option or SAR issued pursuant to Section 6(d) or adjusted pursuant to Section 10the per Share exercise price of an Option and the base amount of a SAR shall not be less than the Fair Market Value on the grant date.
(b)Consideration.  In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan, and subject to Applicable Laws, the following:
(i)cash;
(ii)check;
(iii)wire transfer;
(iv)surrender of Shares, or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require, that have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise or purchase price of the Award;
(v)with respect to Options, payment through a broker-assisted cashless exercise program;
(vi)with respect to Options, payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value on the exercise date less the exercise price per Share, and the denominator of which is such Fair Market Value (with the number of net Shares to be received rounded down to the nearest whole number of Shares); or
(vii)any combination of the foregoing methods of payment.

62 | 2022 PROXY STATEMENT	ANNEX A

The Administrator may grant Awards that do not permit all of the foregoing forms of consideration to be used in payment for the Shares or that otherwise restrict one or more forms of consideration.

(c)Taxes.
(i)A Grantee shall, no later than the date as of which taxes are required by Applicable Laws to be withheld with respect to an Award, pay to the Company or a Related Entity, or make arrangements satisfactory to the Administrator regarding payment of, such withholding taxes.  The obligations of the Company under the Plan shall be conditional on the making of such payment or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.  The Administrator may require or may permit a Grantee to elect that the withholding requirement be satisfied in whole or in part, by having the Company withhold or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding with respect to an Award or such other rate that will not cause adverse accounting consequences for the Company and is permitted under Applicable Laws.  The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to an Award.
(ii)The Plan and Awards (and payments and benefits thereunder) are intended to be exempt from, or to comply with, Section 409A, and, accordingly, to the maximum extent permitted, the Plan, Award Agreements and other agreements or arrangements relating to Awards shall be interpreted accordingly.  Notwithstanding anything to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, (A) a Grantee shall not be considered to have terminated Continuous Service and no payment or benefit shall be due to the Grantee under the Plan or an Award until the Grantee would be considered to have incurred a “separation from service” from the Company and the Related Entities within the meaning of Section 409A and (B) if the Grantee is a “specified employee” (as defined in Section 409A), amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan or an Award during the six-month period immediately following the Grantee’s separation from service shall instead be paid or provided on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier).  Each amount to be paid or benefit to be provided under the Plan or an Award shall be construed as a separate identified payment for purposes of Section 409A.  The Company makes no representation that any or all of the payments or benefits provided under the Plan or an Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit.  The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A, and the Company, the Related Entities and their respective employees, officers, directors, agents and representatives (including legal counsel) will not have any liability to any Grantee with respect to any taxes, penalties, interest or other costs or expenses the Grantee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.
8.Exercise of Options and SARs.
(a)Procedure for Exercise.
(i)An Option or SAR shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)An Option or SAR shall be deemed exercised when written notice of such exercise has been given to the Company (or a broker pursuant to Section 7(b)(v)) in accordance with the terms of the Award by the Grantee and, if applicable, full payment for the Shares with respect to which the Option or SAR is exercised has been made (together with applicable tax withholding).
(b)Exercise Following Termination of Continuous Service.  If a Grantee’s Continuous Service terminates, all or any portion of the Grantee’s Options or SARs that were vested at the Termination Date (including any portion thereof that vested as a result of such termination) may be exercised during the applicable Post-Termination Exercise Period.  Except as otherwise determined by the Administrator or as set forth in the Grantee’s Award Agreement, if the Grantee’s Options or SARs are unvested on the Termination Date (and do not vest as a result

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of such termination), or if the vested portion of the Grantee’s Options or SARs is not exercised within the applicable Post-Termination Exercise Period, the Options and SARs shall terminate.
(i)Termination for Cause.  Except as otherwise determined by the Administrator or set forth in the Grantee’s Award Agreement, upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise an Option or SAR (whether vested or unvested) shall terminate concurrently with the termination of the Grantee’s Continuous Service.
(ii)Change in Status.  If a Grantee’s status changes from Employee to Consultant or non-Employee Director, the Employee’s Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such change of status.
(iii)Termination Due to Disability.  If a Grantee’s Continuous Service terminates as a result of Disability, if such Disability is not a “permanent and total disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option, such Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such termination.
(c)Extension If Exercise Prevented by Applicable Laws.  Notwithstanding the foregoing, if the exercise of an Option or SAR during the applicable Post-Termination Exercise Period is prevented by the provisions of Section 9, the Option or SAR shall remain exercisable until the 30th day (or such later date as determined by the Administrator) after the date the Grantee is notified by the Company that the Option or SAR is exercisable, but in no event later than the expiration date of the term of such Option or SAR specified in the Award Agreement and only in a manner and to the extent permitted under Section 409A.
9.Conditions upon Issuance of Shares.
(a)If the Administrator determines that the delivery of Shares with respect to an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares with respect to an Award shall be suspended until the Administrator determines that such delivery is lawful.  An Incentive Stock Option may not be exercised until the Plan has been approved by the stockholders of the Company.  The Company shall have no obligation to effect any registration or qualification of the Shares under Applicable Laws.  A Grantee’s right to exercise an Award may be suspended for a limited period of time if the Administrator determines that such suspension is administratively necessary or desirable.  In no event shall the Company issue fractional Shares.
10.Adjustments upon Changes in Capitalization.  Subject to any required action by the stockholders of the Company, Applicable Laws and Section 11, (i) the number and kind of Shares or other securities or property covered by each outstanding Award, (ii) the number and kind of Shares that have been authorized for issuance under the Plan, (iii) the exercise price, base amount or purchase price of each outstanding Award and (iv) any other terms that the Administrator determines require adjustment, shall be proportionately adjusted for: (A) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares; (B) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; or (C) any other transaction with respect to the Shares, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Any such adjustments to outstanding Awards shall be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such Awards.  Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.Change in Control.  Upon a Change in Control, all outstanding Awards shall be treated in the manner described in the definitive transaction agreement to which the Company is party (or, if there is no such agreement, in

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the manner determined by the Administrator), which agreement or determination need not treat all Awards in an identical manner.  The treatment specified in the definitive transaction agreement or as determined by the Administrator may include one or more of the following with respect to each outstanding Award:
(a)the cancellation of Awards (whether vested or unvested);
(b)the assumption or substitution of Awards with appropriate adjustments as to the number and kind of Shares or other securities or property and applicable exercise price, base amount or purchase price;
(c)the acceleration of vesting of Awards;
(d)the cancellation of vested Awards, together with a payment to the Grantees holding such vested Awards so canceled of an amount based upon the consideration being paid per Share in connection with such Change in Control in cash or, in the sole discretion of the Administrator, in the form of such other consideration necessary for a Grantee to receive property, cash or securities (or a combination thereof) as the Grantee would have been entitled to receive upon such Change in Control, if the Grantee had been, immediately prior to such Change in Control, the holder of the number of Shares covered by the Award at such time, less any applicable exercise price or base amount; provided, however, that holders of vested Options and vested SARs shall be entitled to such consideration only if the per-Share consideration exceeds the applicable exercise price or base amount, and to the extent that the per-Share consideration is less than or equal to the applicable exercise price or base amount, such vested Options and vested SARs shall be cancelled for no consideration; or
(e)the replacement of Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of such Change in Control).
12.Effective Date and Term of Plan.  The Plan shall become effective upon the earlier of its adoption by the Board or its approval by the stockholders of the Company.  The Plan shall continue in effect for a term of 10 years, unless sooner terminated pursuant to Section 13(a).
13.Amendment, Suspension or Termination of the Plan or Awards.
(a)The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.
(b)No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)No amendment, suspension or termination of the Plan or any Award shall materially adversely affect the Grantee’s rights under an Award without the Grantee’s written consent; provided, however, that an amendment or modification that (i) may cause an Incentive Stock Option to become a Non-Qualified Stock Option or (ii) the Administrator considers, in its sole discretion, necessary or advisable to comply with, take into account or otherwise respond to Applicable Laws, shall not be treated as materially adversely affecting the Grantee’s right under an outstanding Award.
14.Clawback, Repayment or Recapture Policy.  Notwithstanding anything to the contrary, to the extent allowed under Applicable Laws, unless otherwise determined by the Administrator, all Awards, and any related payments made under the Plan, shall be subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, to the extent set forth in such policy and/or in an Award Agreement or other agreement with the Grantee.
15.Limitation of Liability.  The Company is under no duty to ensure that Shares may legally be delivered under the Plan, and shall have no liability in the event such delivery of Shares may not be made.

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16.No Effect on Terms of Employment/Consulting Relationship.  The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with the Grantee’s right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice.
17.No Effect on Retirement and Other Benefit Plans.  Except as specifically provided in a compensation or benefit plan, program or arrangement of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of such plans, programs or arrangements.  The Plan is not a “pension plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974.
18.Unfunded Obligation.  A Grantee shall have the status of general unsecured creditors of the Company.  Any amounts payable to Grantees pursuant to the Plan or an Award shall be unfunded and unsecured obligations for all purposes, including Title I of the Employee Retirement Income Security Act of 1974.  Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, to create any trusts, or to establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, that the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity.  A Grantee shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
19.Construction.  The following rules of construction shall apply to the Plan and Award Agreements.  Captions and titles are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan or Award Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the word “or” is not intended to be exclusive, unless the context clearly requires otherwise.  The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The words “writing” and “written” and comparable words refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  Any reference to any federal, state or other statute or law shall be deemed also to refer to such statute or law as amended, and to all rules and regulations promulgated thereunder.  References to “stockholders” shall be deemed to refer to “shareholders” to the extent required by Applicable Laws.  References to the Company or any Related Entity shall include such entity’s successors.
20.Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable.
21.Governing Law.  Except as otherwise provided in an Award Agreement, the Plan, the Award Agreements and any other agreements or arrangements relating to Awards shall be interpreted and construed in accordance with the laws of Delaware, without regard to the conflicts of laws rules of such state, to the extent not preempted by federal law.  If any provision of the Plan, the Award Agreements or any other agreements or arrangements relating to Awards is determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by Applicable Laws and the other provisions shall nevertheless remain effective and shall remain enforceable.

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PRELIMINARY COPY, SUBJECT TO COMPLETION logo SCAN TO VIEW MATERIALS & VOTE ATTN: CORPORATE SECRETARY 15 KOCH ROAD, LEGAL DEPARTMENT CORTE MADERA, CA 94925 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D92918-P83662 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RH The Board of Directors recommends you vote FOR the following proposal: To approve the RH 2023 Stock Incentive Plan. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. If we determine it is not possible or advisable to hold the Special Meeting in person due to health or other considerations related to COVID-19 or other reasons, the Special Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If this is determined, we will announce the decision in advance, and will provide details on how to participate at ir.rh.com. As always, we encourage you to vote your shares prior to the Special Meeting regardless of whether you intend to attend in person. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. D92919-P83662 RH logo Special Meeting of Shareholders [TBD], 2023 10:30 AM (Pacific Time) This proxy is solicited by the Board of Directors The undersigned shareholder(s) appoint(s) Gary Friedman, Jack Preston and Edward Lee with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of Common Stock of RH (the "Company") that are held of record by the undersigned as of [TBD], 2022, which the undersigned is/are entitled to vote at the Special Meeting of Shareholders of the Company to be held at 15 Koch Road, Corte Madera, CA 94925, on [TBD], 2023, at 10:30 AM (Pacific Time), and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE SPECIAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side